                              DATED 3RD MARCH 2000







                         (1)     GORDON RIDDELL

                                     - AND -

                         (2)   EFFIE MACRAE RIDDELL

                                     - AND -

                         (3)    METRON TECHNOLOGY
                            (UNITED KINGDOM) LIMITED




   --------------------------------------------------------------------------
                                      ----

                                    AGREEMENT

         FOR THE ACQUISITION OF THE WHOLE OF THE ISSUED SHARE CAPITAL OF

                               SHIELDCARE LIMITED

   --------------------------------------------------------------------------
                                      ----





                                  Hobson Audley
                                7 Pilgrim Street
                                 London EC4V 6LB

                            Ref.: HA/METF-2/107799.05

                                      INDEX

CLAUSE
------
1.  DEFINITIONS AND INTERPRETATION                                             2

2.  SALE OF SHARES                                                             9

3.  CONSIDERATION                                                              9

4.  COMPLETION                                                                10

5.  WARRANTIES                                                                10

6.  DEFERRED CONSIDERATION                                                    11

7.  PROTECTION OF GOODWILL                                                    14

8.  COSTS                                                                     16

9.  GENERAL                                                                   16

10. TIME OF THE ESSENCE                                                       17

11. FURTHER ASSURANCES                                                        17

12. GOVERNING LAW                                                             17

13. NOTICES                                                                   17

SCHEDULE 1                                                                    21

The Vendors and the Shares                                                    21

SCHEDULE 2                                                                    22

Details of Shieldcare                                                         22

SCHEDULE 4                                                                    24

Completion Formalities                                                        24

1.  ITEMS TO BE DELIVERED BY VENDORS                                          24

2.  MATTERS TO BE PROCURED BY VENDORS                                         25

3.  ITEMS TO BE DELIVERED BY THE PURCHASER                                    27

SCHEDULE 5                                                                    28

The Warranties                                                                28

AGREEMENT

B E T W E E N :

(1) The persons whose names and addresses are set out in column (1) of Schedule 1 (the "Vendors"); and

(2) METRON TECHNOLOGY (UNITED KINGDOM) LIMITED registered no: 1350236, a company incorporated in England whose registered office is at Units 6-7 Grafton Way West Ham Industrial Estate Basingstoke Hants RG22 6HY (the "Purchaser"); and

RECITALS

(A) The Vendors wish to sell and the Purchaser wishes to purchase the entire issued share capital of SHIELDCARE LIMITED ("Shieldcare") upon the terms and conditions of this Agreement.

(B) Each of the Vendors is the beneficial owner of the shares in Shieldcare shown against his or her name in columns (2) and (3) of Schedule 1.

(C)  Shieldcare has no subsidiaries.

(D)  Details of Shieldcare are set out in Schedule 2.

IT IS AGREED as follows:

1.   DEFINITIONS AND INTERPRETATION

     1.1 In this Agreement (including the Schedules) except where the context otherwise requires the following definitions are used:-

          "Accounts"                         the audited balance sheet of
                                             Shieldcare as at the Accounts Date
                                             and the audited profit and loss
                                             account of Shieldcare for the
                                             financial period ended on the
                                             Accounts Date including the
                                             directors' and auditors' report
                                             thereon and notes and all other
                                             documents annexed thereto in the
                                             agreed form;

          "Accounts Date"                    31st May, 1999;

          "Act"                              the Companies Act 1985;

          "agreed draft" and "agreed form"   a draft agreed between the parties
                                             to this Agreement and initialled by
                                             them or on their behalf;

          "ASSOCIATED COMPANY"               in relation to Shieldcare and
                                             (where applicable) the Purchaser,
                                             any company which
                                             from time to time is a subsidiary
                                             or subsidiary undertaking of
                                             another company, a holding company
                                             or parent undertaking of another
                                             company, or a subsidiary or
                                             subsidiary undertaking of a holding
                                             company or parent undertaking of
                                             another company;

          "Bank"                             The Royal Bank of Scotland plc;

          "Business"                         the business of Shieldcare;

          "Business Day"                     a day on which clearing banks in
                                             the City of London and in Scotland
                                             are open for business excluding
                                             public holidays, Saturdays and
                                             Sundays;

          "Completion"                       completion of this Agreement in
                                             accordance with Clause 5 and
                                             "Completion Date" shall mean the
                                             date of Completion;

          "Confidential Information"         all information marked
                                             "confidential" or stated at the
                                             time of disclosure and subsequently
                                             confirmed in writing to be
                                             confidential and any information
                                             which is not publicly known used in
                                             or otherwise relating to Shieldcare
                                             and/or its business, customers or
                                             financial or other affairs,
                                             including, without limitation,
                                             information relating to:

                                             (i)   the marketing of goods or
                                                   services including, without
                                                   limitation, customer names
                                                   and lists and other details
                                                   of customers, sales targets,
                                                   sales statistics, market
                                                   share statistics, prices,
                                                   market research reports and
                                                   surveys, and advertising or
                                                   other promotional materials;

                                             (ii)  future projects, business
                                                   development or planning,
                                                   commercial
                                                   relationships and
                                                   negotiations;

                                             (iii) Intellectual Property Rights;
                                                   and

                                             (iv)  business accounts, financial
                                                   or contractual arrangements
                                                   and documentation

                                             and all information in relation to
                                             which Shieldcare owes a duty of
                                             confidentiality to any third party;

          "Deferred Consideration"           the sum of up to L1,000,000,
                                             being the Deferred Consideration,
                                             payable in the circumstances
                                             described in Clause 6;

          "Disclosure Letter"                the letter of even date in the
                                             agreed form from the First Vendor
                                             to the Purchaser which has been
                                             countersigned by the Purchaser;

          "Encumbrance"                      a mortgage, charge (whether fixed
                                             or floating), standard security,
                                             pledge, lien, option, restriction,
                                             right of first refusal, right of
                                             pre-emption, third-party right or
                                             interest, other encumbrance or
                                             security interest of any kind and
                                             whether legal or equitable, or
                                             another type of preferential
                                             arrangement (including, without
                                             limitation, a title transfer and
                                             retention arrangement) having
                                             similar effect;

          "Escrow Accounts"                  two interest bearing accounts with
                                             the Bank, the first in the joint
                                             names of the Purchaser and the
                                             First Vendor, the second in the
                                             joint names of the Purchaser and
                                             the Second Vendor, designated
                                             respectively as the "First Escrow
                                             Account" and the "Second Escrow
                                             Account", to be used only for the
                                             payment or repayment of the Escrow
                                             Amount and operated in accordance
                                             with the provisions of clause 6;

          "Escrow Amount"                    the sum of L1,000,000, being
                                             the maximum amount of the Deferred
                                             Consideration;

          "Escrow Mandates"                  irrevocable bank mandates in the
                                             form of the agreed draft in respect
                                             of the operation of the Escrow
                                             Accounts to be given by the Vendors
                                             and the Purchaser.

          "First Vendor"                     Gordon Riddell of 16 Mount Frost
                                             Drive, Markinch, Fife KY7 6JQ;

          "First Vendor's Employment"        the employment of the First Vendor
                                             by Shieldcare pursuant to the
                                             Service Agreement, as amended and
                                             restated from time to time;

          "FRSs"                             the financial reporting standards
                                             established by the Accounting
                                             Standards Board Limited;

          "holding company"                  the meaning given to it under
                                             Sections 736 and 736A of the Act;

          "Initial Consideration "           the sum of L5,266,000, being
                                             the aggregate initial consideration
                                             payable for the Shares as set out
                                             in Clause 4;

          "Intellectual Property Rights"     patents, trade marks, service
                                             marks, design rights, database
                                             rights, moral rights, rights in any
                                             know-how, copyright or designs
                                             (including but not limited to
                                             semiconductor topography) and other
                                             intellectual property rights in
                                             each case whether registered or
                                             unregistered and including
                                             applications or rights to apply for
                                             the grant of any of the foregoing,
                                             trade or business names, rights in
                                             confidential information and any
                                             right or interest in any of the
                                             foregoing having equivalent or
                                             similar effect anywhere in the
                                             world;

          "Inventory"                        materials and services within the
                                             meaning of "stocks and work in
                                             progress" for the
                                             purposes of SSAP No. 9 (whether in
                                             stock or agreed to be purchased) of
                                             all kinds for use or resale
                                             exclusively in the ordinary course
                                             of the Business including without
                                             limitation consumable stores, raw
                                             materials and components for sale
                                             or incorporation into products for
                                             sale, goods and services in the
                                             course of production, sales and
                                             marketing materials, and finished
                                             goods of Shieldcare;

          "Management Accounts"              the unaudited financial statements
                                             of Shieldcare for period from the
                                             Accounts Date to the Management
                                             Accounts Date;

          "Management Accounts Date"         31 December 1999;

          "parent undertaking"               the meaning given to it under
                                             Section 258 of the Act;

          "Properties"                       the leasehold properties referred
                                             to in Schedule 3, together with the
                                             premises at 92 Westlaw Place,
                                             Whitehill Industrial Estate,
                                             Glenrothes, currently occupied by
                                             Shieldcare;

          "Purchaser's Solicitors"           Hobson Audley, 7 Pilgrim Street,
                                             London EC4V 6LB;

          "Purchaser's Scottish Solicitors"  Dundas & Wilson, 191 West George
                                             Street, Glasgow G2 2LD

          "Purchaser's Tax Advisors"         PriceWaterhouseCoopers, Edinburgh;

          "Relevant Claim"                   a claim in respect of the
                                             Warranties or under the Tax
                                             Covenant or any claim arising in
                                             respect of an Undisclosed Liability
                                             for the purposes of Clause 6;

          "Relevant Period"                  the period of two years prior to
                                             the Completion Date;

          "Restraint Period"                 the period from the date of this
                                             Agreement up to the third
                                             anniversary of Completion;

          "Restricted Territory"             such geographical area or country
                                             in which the Company has during the
                                             Relevant Period carried on the
                                             Business including (but not limited
                                             to) the European Union, Norway,
                                             Switzerland, Eastern Europe,
                                             Israel, Singapore and the United
                                             States of America;

          "Second Vendor"                    Effie Macrae Riddell of 8 Bonnyton
                                             Court, Glenrothes, Fife;

          "Service Agreement"                the service agreement to be entered
                                             into with Shieldcare by the First
                                             Vendor pursuant to this Agreement
                                             in the form of the agreed draft;

          "Shares" 9,500 issued ordinary shares of L1 each, fully paid being the entire issued share capital of Shieldcare;

          "subsidiary"                       the meaning given to it under
                                             Sections 736 and 736A of the Act;

          "subsidiary undertaking"           the meaning given to it under
                                             Section 258 of the Act;

          "Taxation"                         all forms of tax, duty, levy or
                                             other imposition whenever and by
                                             whatever authority imposed and
                                             whether of the United Kingdom or
                                             elsewhere, including (without
                                             limitation) income tax, corporation
                                             tax, advance corporation tax,
                                             capital gains tax, inheritance tax,
                                             value added tax, customs duties,
                                             rates, stamp duty, stamp duty
                                             reserve tax, national insurance and
                                             social security or other
                                             contributions, and any interest,
                                             penalty, fine or surcharge in
                                             connection with any such taxation;

          "Taxes Act"                        the Income and Corporation Taxes
                                             Act 1988;

          "Tax Covenant"                     the tax deed to be entered into
                                             pursuant to this Agreement in the
                                             form of the agreed draft;

          "TCGA"                             the Taxation of Chargeable Gains
                                             Act 1992;

          "VAT"                              Value Added Tax;

          "VAT Act"                          the Value Added Tax Act 1994;

          "Vendors' Solicitors"              T.D. Young & Co. (the "First
                                             Vendor's Solicitors"), New Law
                                             House, Saltire Centre, Glenrothes,
                                             Fife KY6 2BB, and McClure Naismith,
                                             49 Queen Street, Edinburgh EH2 3NH
                                             (the "Second Vendor's Solicitors");

          "Warranties"                       the representations, warranties and
                                             undertakings on the part of the
                                             First Vendor which are set out in
                                             Parts 1 and 2 of Schedule 5;

     1.2 Any reference to an enactment (or subordinate legislation or any rule made by a local authority and having the effect of law) is a reference to it as already amended and includes a reference to any repealed enactment which it may re-enact with or without amendment.

     1.3 Unless there is something in the subject or context inconsistent therewith:-

          1.3.1  words importing the singular include the plural and vice versa;

          1.3.2  words importing any gender shall include all genders; and

          1.3.3 words importing individuals shall include corporations or unincorporated bodies of persons and partnerships.

     1.4  The headings in this Agreement shall not affect its interpretation.

     1.5 Save where otherwise provided in this Agreement, references in this Agreement to the Vendors include each of them severally.

     1.6 References to Clauses, Paragraphs, Schedules, Annexures and Attachments are to clauses, paragraphs, schedules, annexures and attachments to this Agreement.

     1.7  Any reference to times of the day are to London time.

     1.8 References to parties to this Agreement include their respective permitted assignees and/or their respective successors in title to substantially the whole of their respective undertakings and, in the case of individuals, to their respective estates and personal representatives.

2.     SALE OF SHARES

       2.1 Each of the Vendors shall sell or procure the sale of the number of Shares shown opposite the respective Vendors' name in column
              (3) of Schedule 1 and the Purchaser shall purchase the Shares upon and subject to the terms and conditions of this Agreement.

       2.2 The Purchaser shall acquire good legal and beneficial title to the Shares free from Encumbrances and together with all rights which now are or at any time hereafter may become attached to them.

       2.3 Each of the Vendors waives any pre-emption rights he or she may have in relation to any of the Shares whether under the articles of association of Shieldcare or otherwise and acknowledges that he or she has obtained separate and independent legal advice on the terms of this Agreement and the sale of the Shares hereunder.

       2.4 Each of the Vendors hereby warrants, represents and undertakes to the Purchaser that he or she has the requisite power and authority to enter into and perform his obligations under this Agreement, that the execution and delivery of and the performance by the Vendors of their respective obligations under this Agreement will not:-

              2.4.1 result in a breach of, or constitute a default under, any agreement, instrument or arrangement to which the relevant Vendor is a party or by which the relevant Vendor is bound;

              2.4.2 result in a breach of any order, judgment or decree of any Court or governmental agency to which the relevant Vendor is a party or by which the relevant Vendor or is bound.

              2.4.3 the relevant Vendor is not entitled to any claim of any nature against Shieldcare or any of its officers, employees, principal customers or suppliers and the relevant Vendor has not assigned to any third party the benefit of any such claim to which he or she was previously entitled.

3.     CONSIDERATION

       3.1 The Initial Consideration for the sale of the Shares shall be the payment to the Vendors of the cash sums shown opposite their respective names in column (4) of Schedule 1;

       3.2 In the circumstances described in Clause 6 the Deferred Consideration shall be paid to the Vendors in the same proportions as the Initial Consideration is to be paid.

       3.3 All sums payable to the Vendors or either of them by the Purchaser under this Agreement shall be paid (in the case of the First Vendor) to the First Vendor's Solicitors and shall be paid (in the case of the Second Vendor) to the Second Vendor's Solicitors who shall respectively receive the same as agents for the relevant Vendor and whose respective receipt shall be an absolute discharge of the Purchaser under Clause 4.1 and be binding and conclusive against the respective Vendors.

4.     COMPLETION

       4.1 The sale and purchase of the Shares shall be completed at the offices of the First Vendor's Solicitors immediately following the signing of this Agreement.

       4.2    At Completion:-

              4.2.1 the Vendors shall deliver or procure to be delivered to the Purchaser or the Purchaser's Solicitors or the Purchaser's Scottish Solicitors, as the case may be, those items set out in Paragraph 1 of Schedule 4;

              4.2.2 the Vendors shall procure that those matters specified in Paragraph 2 of Schedule 4 are effected at or with effect from Completion; and

              4.2.3 the Purchaser shall deliver or procure to be delivered to the Vendors or to the Vendors' Solicitors, who shall receive the same as agent for the respective Vendors and whose receipt shall be an absolute discharge of the Purchaser and shall be binding upon and conclusive against each of the Vendors, those items set out in Paragraph 3 of
                     Schedule 4.

5.     WARRANTIES

       5.1 The First Vendor hereby warrants, represents and undertakes to the Purchaser in terms of the Warranties with the intention of inducing the Purchaser to enter into this Agreement and acknowledges that the Purchaser was induced to enter into this Agreement on the basis of and in reliance upon the Warranties. The Purchaser acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than the Warranties.

       5.2 The Warranties are subject to the information fully and fairly disclosed in the Disclosure Letter but to no other qualification whatsoever and liability under the Warranties and the Tax Covenant and in relation to Undisclosed Liabilities (as defined in Clause
              6) is limited in accordance with Part 3 of Schedule 5. No letter, document or other communication shall be deemed to constitute a disclosure for the purposes of the Warranties and the Tax Covenant unless the same is accepted as such by the Purchaser and is expressly included in the Disclosure Letter.

       5.3 The rights and remedies of the Purchaser in respect of the Warranties shall continue and subsist and not be affected by Completion or by any investigation made by or on behalf of the Purchaser into the affairs of Shieldcare or by any other event or matter whatsoever except a specific and duly authorised written waiver or release by the Purchaser.

       5.4 Where any of the Warranties is qualified by the expression "to the best of the knowledge, information and belief of the First Vendor" or "so far as the First Vendor is aware" or any similar expression that Warranty is deemed to include an additional statement that it has been made after due and careful enquiry.

       5.5 Except as otherwise expressly provided for in the Warranties or the Disclosure Letter each of the Warranties is, unless otherwise expressly stated, given as at the Completion Date, and is to be construed independently of the others and is not limited by reference to any of the others.

       5.6 The Vendors waive and may not enforce a right which they may have against each other and against Shieldcare or any director, officer or employee of or to Shieldcare in respect of a misrepresentation, inaccuracy or omission in or from information or advice supplied or given by any such persons for the purpose of assisting the First Vendor to give a Warranty or prepare the Disclosure Letter.

6.     DEFERRED CONSIDERATION

       6.1. The purpose of this Clause 6 is to ensure that, if the audited accounts of Shieldcare for the financial year ending 31 May 2000 ("the 2000 Accounts") or the audited accounts of Shieldcare for the financial year ending 31 May 2001 ("the 2001 Accounts") reveal any liabilities which

              (a)    are not disclosed in the Disclosure Letter; or

              (b) are not provided for in the Accounts or the Management Accounts; or

              (c) arise other than in the ordinary course of business proved pursuant to this Clause 6.1 since the Accounts Date; or

              (d) are not or otherwise excluded or quantified by the provisions contained in Part 3 of Schedule 5 or this Clause 6.1;

                     ("Undisclosed Liabilities") the amount of such liability will reduce the Deferred Consideration which would otherwise be payable to the Vendors.

       6.2.   On Completion:-

              6.2.1. L1,000,000, being the maximum amount of the Deferred
                     Consideration, shall be paid into the Escrow Accounts, apportioned as to L510,105.20 to the First Escrow
                     Account and as to L489,894.80 to the Second Escrow
                     Account (the ratio of such apportionments being referred to in this Clause 6 as the "Relevant Proportions");

              6.2.2. the Escrow Mandates shall be delivered to the branch of the
                     Bank at which the Escrow Accounts are opened; and

              6.2.3. the Escrow Amount (together with interest thereon) shall be applied in accordance with the provisions in this clause 6.

              6.2.4. If the Purchaser has not notified the Vendors of any
                     Undisclosed Liabilities by the date ("the First Relevant Date") which is (i) 30th November 2000 or, (ii) if earlier, the date of completion of the audited accounts for the fiscal year ending May 31, 2000, ("the First Relevant Date") 50 per cent of the Escrow Amount shall be paid in full (together with all interest accrued to that date) to the Vendors' Solicitors in the Relevant Proportions on the Business Day next following the First Relevant Date, for distribution to the Vendors.

              6.2.5. If the Purchaser has not notified the Vendors of any
                     Undisclosed Liabilities by the date ("the Second Relevant Date") which is (i) 30th November 2001 or, (ii) if earlier, the date of completion of the audited accounts for the fiscal year ending May 31, 2001, the amount then remaining in the Escrow Accounts shall be paid in full (together with interest) to the Vendors' Solicitors on the Business Day next following the Second Relevant Date for distribution to the Vendors.

              6.2.6. If the Purchaser has notified the Vendors of any
                     Undisclosed Liabilities on or before the Second Relevant Date and the amount of any such claim has not been proved by the Purchaser, then the Purchaser shall on the date of the first such notification and thereafter every three months after the First Relevant Date use all reasonable endeavours to make a reasonable estimate of what the maximum liability of the Vendors in respect of all such Undisclosed Liabilities would be (the "Notional Liability") and shall notify the Vendors in writing of the estimated amount of Notional Liability.

       6.3. Where the Purchaser has notified the Vendors of any Undisclosed Liabilities, payments out of the Escrow Accounts shall be made, in the Relevant Proportions, as follows (in order of priority):-

              6.3.1. where the amount of any Undisclosed Liabilities has been proved by the Purchaser, then such amount shall be paid to the Purchaser on the next Business Day, to the extent there are sufficient funds in the Escrow Accounts;

              6.3.2. on the first Business Day after the First Relevant Date there shall be paid to the Vendors' Solicitors for distribution to the Vendors, as part of the Deferred Consideration, the Escrow Amount less (i) 50 per cent of the Escrow Amount and (ii) the current estimated aggregate Notional Liability in respect of all such claims (provided that the figure calculated pursuant to this paragraph shall not be less than zero);

              6.3.3. on the first Business Day after the Second Relevant Date there shall be paid to the Vendors' Solicitors for distribution to the Vendors, as part of the Deferred Consideration, the amount then remaining in the Escrow Accounts less the current estimated aggregate Notional Liability in respect of all such claims (provided that the figure calculated pursuant to this paragraph shall not be less than zero); and

              6.3.4. where the amount of all previously outstanding Undisclosed
                     Liabilities has been proved by the Purchaser after the Second Relevant Date, on the second Business Day thereafter the amount so proved shall be paid to the Purchaser on the next Business Day, to the extent there are sufficient funds in the Escrow Accounts, and any remaining balance held in the Escrow Account shall be paid to the Vendors' Solicitors for distribution to the Vendors.

       6.4 For the purpose of this clause 6 Undisclosed Liabilities shall be proved by the Purchaser once the liability of the Vendors thereunder has been agreed between the Vendors and the Purchaser or is the subject of a judgment of a court of competent jurisdiction which if capable of appeal is not the subject of such an appeal within the time provided (time to be of the essence) and the First Vendor shall not admit or concede liability or agree a compromise with the Purchaser in respect of any Undisclosed Liability without the prior written consent of the Second Vendor (such agreement not to be unreasonably withheld or delayed). A claim by the Purchaser for an Undisclosed Liability shall be deemed to have been abandoned by the Purchaser if it has not been settled or resolved with the agreement of the Vendors, or if proceedings in respect of the alleged Undisclosed Liability have not been issued and served upon the Vendors within a period of 3 months after the First Relevant Date in respect of claimed Undisclosed Liabilities in relation to the 2000 Accounts, or after the Second Relevant Date in respect of Undisclosed Liabilities in relation to the 2001 Accounts.

       6.5 Receipt by the First Vendor's Solicitors of any sum payable to them pursuant to this clause 6 on behalf of the First Vendor shall be deemed to be receipt by the First Vendor and Receipt by the Second Vendor's Solicitors of any sum payable to them pursuant to this clause 6 on behalf of the Second Vendor shall be deemed to be receipt by the Second Vendor.

       6.6 An Undisclosed Liability shall not be deemed to have been properly claimed for the purposes of this clause 6 unless the Purchaser gives details of the circumstances giving rise to the claim and the amount claimed.

7.     PROTECTION OF GOODWILL

       7.1 The First Vendor shall not during the Restraint Period whether alone or jointly or as manager, adviser, consultant or agent for another person or with another and whether directly or indirectly carry on be engaged or concerned in or (except as the owner for investment of securities dealt in on a recognised stock exchange and not exceeding ten per cent in nominal value of the securities of that class but provided the First Vendor is not involved in the management of any business in which he holds such interest) be interested or assist in any business which:-

              7.1.1  is situated within the Restricted Territory; and

              7.1.2  competes with the Business carried on by Shieldcare.

       7.2 The First Vendor shall not before the expiry of the Restraint Period whether on his own account or otherwise and whether directly or indirectly solicit, entice or accept the custom of or otherwise deal with (in relation to any goods or services supplied by Shieldcare and in competition with Shieldcare or its Associated Companies) any person firm or company who is or was during the Relevant Period and Restraint Period a customer of or who has purchased or agreed to purchase goods from or who has employed the services of Shieldcare or its Associated Companies or who has been canvassed (other than by way of general advertising) with a view to undertaking any of the activities referred to above.

       7.3 The First Vendor shall not before the expiry of the Restraint Period directly or indirectly solicit or endeavour to entice away, offer employment to or employ, or offer or conclude any contract for services with any person occupying a senior or managerial position who was employed (whether as an employee or consultant) by Shieldcare at any time during the Relevant Period likely to be:-

              7.3.1  in possession of Confidential Information; or

              7.3.2 able to influence relationships with customers, employees of Shieldcare or key suppliers.

       7.4 During the Restraint Period the Vendors shall not knowingly do or say anything which may lead a person to cease to deal with Shieldcare on substantially equivalent terms to those previously offered or not at all.

       7.5 Each Vendor undertakes that after Completion or, if later, the end of any period following Completion during which the Vendor concerned is employed by or a consultant to the Purchaser or Shieldcare or their Associated Companies he or she shall not (save as may be required in the course of the First Vendor's Employment):-

              7.5.1 use the name of "Shieldcare Limited" or any name of any its Associated Companies that is likely to cause confusion in the minds of members of the public;

              7.5.2 do or say anything harmful to the reputation of Shieldcare or any of its Associated Companies or of the Business;

              7.5.3 not use any trade mark, name or logo used by Shieldcare during the preceding 12 months (or any colourable imitation thereof); or

              7.5.4 in any way hold himself or herself out or permit himself or herself to be held out as being interested in or in anyway connected with Shieldcare.

       7.6    After Completion the Vendors shall:-

              7.6.1 not use or disclose to any person Confidential Information he or she has or acquires (in the case of the First Vendor, save to the extent that he may be required to do so in the course of his duties under the Service Agreement); and

              7.6.2 make all reasonable efforts to prevent the unauthorised use or disclosure of Confidential Information.

       7.7    Clause 7.6 (Confidential Information) does not apply to:-

              7.7.1 disclosure of Confidential Information to a director, officer or employee of the Purchaser or Shieldcare whose function requires him to have the Confidential Information provided that the Vendors shall procure that such directors, officers and employees maintain the Confidential Information as strictly confidential;

              7.7.2 use or disclosure of Confidential Information required to be used or disclosed by law;

              7.7.3 disclosure of Confidential Information to a legal or other professional adviser for the purpose of advising the Vendors provided that the Vendors shall procure that such advisers maintain the Confidential Information as strictly confidential; or

              7.7.4 Confidential Information which becomes publicly known except by the Vendors' breach of this Agreement.

       7.8    Each of the Vendors acknowledges that:-

              7.8.1 each of the foregoing Clauses of this Clause constitutes an entirely separate and independent restriction on him or her, notwithstanding that it may be contained in the same sub-clause, paragraph, sentence or phrase;

              7.8.2 the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the goodwill of the Business and the value of the Shares; and

              7.8.3 the covenants and undertakings contained in this Clause 7 are reasonable and are entered into for the purpose of protecting the goodwill of the Business and that accordingly the benefit of the covenants and undertakings may be assigned by the Purchaser and its successors in title without the consent of the Vendors.

       7.9 In the event that any of the restrictions contained in this Clause 7 are found to be void but would be valid if some part thereof were deleted, modified or varied or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

       7.10 The First Vendor shall draw the provisions of this clause 7 to the attention of any third party who may at any time before or after the termination of the First Vendor's Employment Agreement offer to engage the First Vendor in any capacity and for whom or with whom the First Vendor intends to work during the period in which the covenants in this clause 7 are in force.


8.     COSTS

       Each of the parties shall pay its own legal and accountancy costs, charges and expenses connected with the negotiation, preparation and implementation of this Agreement and the Purchaser shall pay all stamp duty on the transfer of the Shares.

9.     GENERAL

       9.1 This Agreement when taken together with the documents in the agreed form (or the executed engrossments of them) constitutes the entire agreement and understanding between the parties with respect to all matters herein referred to.

       9.2 No variation of this Agreement or any of the agreed drafts shall be valid unless it is in writing and signed by or on behalf of each of the parties.

       9.3 As far as it remains to be fulfilled this Agreement will continue in full force and effect notwithstanding Completion.

       9.4 Notwithstanding any rule of law to the contrary any release, waiver or compromise or any other arrangement of any kind whatsoever which the Purchaser may agree to or effect as regards one of the Vendors in connection with this Agreement and in particular the Warranties shall not affect the rights and remedies of the Purchaser as regards the other Vendor.

       9.5 If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby.

       9.6 This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart, when executed, shall be an original of this Agreement and all counterparts shall together constitute one instrument. Each counterpart, when executed, shall be an original of this Agreement and all counterparts shall together constitute one instrument.

10.    TIME OF THE ESSENCE

       Time shall be of the essence in this Agreement both as regards the dates and periods mentioned herein and as to any dates and periods which may by agreement in writing between or on behalf of the Vendors and the Purchaser be substituted for them.

11.    FURTHER ASSURANCES

       At any time after Completion the Vendors shall execute all such documents and do such acts and things as the Purchaser may reasonably require for the purpose of vesting in the Purchaser the full legal and beneficial title of the Shares and giving to the Purchaser the full benefit of this Agreement.

12.    GOVERNING LAW

       This Agreement and any dispute arising under it shall be governed in all respects by Scottish law and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the Scottish Courts.

13.    NOTICES

       13.1 Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be left at, or sent by prepaid first class post (air courier, if overseas), prepaid recorded delivery or fax to the party at the address of the relevant party set out in this Agreement (and in the case of the Purchaser with copies sent to the Purchaser's Solicitors and to Metron Technology N.V., 1350 Old Bayshore Highway, Suite 360, Burlingame, CA 94010, USA and in the case of the Second Vendor with copies to the Second Vendor's Solicitors with the notice and any envelope containing the same marked: URGENT: Ref:
              PGW/RI179002) or another address specified by that party and notified in writing to the other parties from time to time.

       13.2 Except as referred to in Clause 13.3, a notice shall be deemed to have been served:

              13.2.1 at the time of delivery if delivery personally;

              13.2.2 48 hours after posting in the case of an address in the
                     United Kingdom and 96 hours after despatching by air courier for any other address; or

              13.2.3 3 hours after transmission if served by fax on a Business
                     Day prior to 3 p.m. or in any other case at 10 a.m. (in both cases, in the place of receipt) on the Business Day after the date of despatch.

              If the deemed time of service is not during normal business hours in the country of receipt, the notice shall be deemed served at or, in the case of faxes, 2 hours after, the opening of business on the next Business Day of that country.

       13.3 The deemed service provisions set out in Clause 13.2 do not apply to:-

              13.3.1 a notice served by post or air courier, if there is a national or local suspension, curtailment or disruption of postal services or air courier which affects the collection of the notice or is such that the notice cannot reasonably be expected to be delivered within 48 hours or 96 hours (as appropriate) after posting or despatch; and

              13.3.2 a notice served by fax, if, before the time at which the notice would otherwise be deemed to have been served, the receiving party informs the sending party that the notice has been received in a form which is unclear in any material respect, and, if it informs the sending party by telephone, it also despatches a confirmatory facsimile within 2 hours.

       13.4   In proving service it will be sufficient to prove:

              13.4.1 in the case of personal service, that it was handed to the party or delivered to or left in an appropriate place for receipt of letters at its address;

              13.4.2 in the case of a letter sent by post, that the letter was properly addressed, stamped and posted; or

              13.4.3 in the case of a letter sent by air courier, that the letter was properly addressed and delivered to the courier company; or

              13.4.4 in the case of fax, that it was properly addressed and despatched to the number of the party and the person despatching the fax has received a report showing a successful transmission.

       13.5 A party shall not attempt to prevent or delay the service on it of a notice connected with this Agreement.


IN WITNESS WHEREOF these presents consisting of this and the preceding [ ] pages together with the Schedules annexed hereto are subscribed as follows:

by Gordon Riddell
at Glenrothes on                                  /s/ Gordon Riddell
Third March 2000                                           G Riddell
in the presence of:

 /s/ Ian Harvey Taylor
 .............................. witness
 Ian Harvey Taylor
 .............................. Name
 New Law House Saltire Centre
 .............................. Address
 Glenrothes
 ..............................
 Solicitor
 .............................. Occupation

by Effie Macrae Riddell
at Glenrothes on                              /s/ Effie M. Riddell
Third March 2000                        ...................................
in the presence of:                                 E Riddell

 /s/ Martin Quinn
 .............................. witness
 Martin Quinn
 .............................. Name
 49 Queen Street
 .............................. Address
 Edinburgh
 ..............................
 Solicitor
 .............................. Occupation


Executed for and on behalf of
METRON TECHNOLOGY (UNITED KINGDOM)                ...........................
LIMITED at London on                              Director
Third March 2000
                                                      /s/ Michael Beeby
                                                  ...........................
                                                  Director/Secretary
                                                  in the presence of
                                                   /s/ Max Audley
                                                   Max Charles Audley
                                                   7 Pilgrim Street, London EC4
                                                   Solicitor

                                   SCHEDULE 1

                           THE VENDORS AND THE SHARES


(1)                                    (2)                      (3)                   (4)
NAMES AND ADDRESSES OF VENDORS         NO. OF ORDINARY SHARES   NO. OF ORDINARY       INITIAL
                                       HELD IN SHIELDCARE       SHARES TO BE SOLD     CONSIDERATION
                                                                                      RECEIVED ON
                                                                                      COMPLETION
Gordon Riddell                                  4,846                  4,846         L2,686,214


Effie Macrae  Riddell                           4,654                  4,654         L2,579,786

                                   SCHEDULE 2

                              DETAILS OF SHIELDCARE


SHIELDCARE

Name of Company:                            Shieldcare Limited

Place of registration:                      Scotland

Registered Number:                          136428

Date of Incorporation:                      6th February 1992

Registered Office:                          New Law House
                                            Saltire Centre
                                            Glenrothes Fife KY6 2BB

Directors:                                  Gordon Riddell
                                            Effie Macrae Riddell
                                            Iain Alexander Headrick McDonald

Secretary:                                  T. D. Young & Co

Accounting Reference Date:                  31st May

Auditors:                                   Carters

Authorised share capital:                   9,500 ordinary L1 shares

Issued share capital:                       9,500 ordinary L1 shares

Details of other holders of Shares
and Shares held:                            None

 Encumbrances:                              A bond and floating charge granted
                                            in favour of The Royal Bank of
                                            Scotland dated 18 October 1992

                                   SCHEDULE 3


                                 THE PROPERTIES

PARTICULARS OF LEASEHOLD PROPERTIES

---------------------- ---------------------------- --------------- ----------------------- ---------------- ----------------
Address                Lease between                Term            Current Rent and Next   Other            Use
                                                                    Review                  Occupational
                                                                                            Interests
---------------------- ---------------------------- --------------- ----------------------- ---------------- ----------------
---------------------- ---------------------------- --------------- ----------------------- ---------------- ----------------
84, 85 and 86          (1) Mordechia Bamberger,     22/12/94 -      L19,000 per annum None             Classes 4 or 5
Westlaw Place,         Moses A Bamberger, Isaac     27/12/2003      exclusive of Value                       of the
Whitehill Industrial   D Bamberger, Scholime                        Added Tax which is                       Schedule to
Estate, Glenrothes     Bamberger and David                          payable in addition.                     the Town &
                       Bamberger and (2)                            No further review.                       Country (Use
                       Shieldcare dated 7 and 20                                                             Classes)
                       March and registered in                                                               (Scotland)
                       the Books of Council and                                                              Order 1989.
                       Session on 14 April all
                       1995.
---------------------- ---------------------------- --------------- ----------------------- ---------------- ----------------
---------------------- ---------------------------- --------------- ----------------------- ---------------- ----------------
79 Whitecraigs Road,   (1) Gordon Riddell and       16/2/98 -       L17,500 per annum None             Business of
Glenrothes             Effie Macrae Riddell as      15/2/2008       exclusive of Value                       Shieldcare
                       Managing Trustees and                        Added Tax which is
                       Britannia Life Trustees                      payable in addition.
                       Limited as Pensioner                         16/2/2003.
                       Trustee of The Shieldcare
                       Limited Directors Plan
                       constituted by Deed of
                       Trust dated 14 June 1994
                       and (2) Shieldcare dated
                       19 February and 3 March
                       and registered in the
                       Books of Council and
                       Session on 25 March all
                       1998.
---------------------- ---------------------------- --------------- ----------------------- ---------------- ----------------
---------------------- ---------------------------- --------------- ----------------------- ---------------- ----------------
80 Whitecraigs Road,   (1) Gordon Riddell and       13/8/96 -       L10,800 per annum None             Business of
Glenrothes             Effie Macrae Riddell as      12/8/2006.      exclusive of Value                       Shieldcare.
                       Managing Trustees and                        Added Tax which is
                       Britannia Life Trustees                      payable in addition.
                       Limited as Pensioner                         13/8/2001.
                       Trustee of The Shieldcare
                       Limited Directors Plan
                       constituted by Deed of
                       Trust dated 14 June 1994
                       and (2) Shieldcare dated
                       1 November and 26 November
                       1996 and registered in
                       the Books of Council and
                       Session on 9 January 1997.
---------------------- ---------------------------- --------------- ----------------------- ---------------- ----------------
---------------------- ---------------------------- --------------- ----------------------- ---------------- ----------------

                                   SCHEDULE 4

                             COMPLETION FORMALITIES


1.     ITEMS TO BE DELIVERED BY VENDORS

       At Completion the Vendors shall deliver or procure to be delivered to the Purchaser or the Purchaser's Solicitors:-

       1.1    this Agreement duly executed by the Vendors;

       1.2    the Tax Covenant duly executed by the First Vendor;

       1.3    the Disclosure Letter;

       1.4 duly executed transfers into the name of the Purchaser or its nominee in respect of the number of Shares shown opposite his or her name in column (3) of Schedule 1;

       1.5 share certificates or indemnities for lost share certificates in respect of the Shares;

       1.6 any other documents which may be necessary to give good legal and beneficial title to the Shares (including any power of attorney under which any document required to be delivered under this Paragraph 1 has been executed or signed);

       1.7 the certificates of incorporation, certificate of incorporation on change of name, the common seals (if applicable), all minute books, share registers and share certificate books (with any unissued share certificates) and other statutory books, cheque books and other books and records of Shieldcare and copies of the Memorandum and Articles of Association of Shieldcare;

       1.8 all deeds and documents relating to the Properties as exhibited to the Purchaser's Scottish Solicitors prior to the date of this Agreement;

       1.9    THIS PARAGRAPH NOT USED;

       1.10 a letter signed on behalf of Shieldcare to its bankers varying in such manner as the Purchaser may specify all existing bank mandates and authorities; and

       1.11 executed powers of attorney in favour of the Purchaser or its nominee(s) generally in respect of all the Shares and which enables the Purchaser or its nominee(s) to attend and vote at general meetings of Shieldcare;

       1.12 Deeds of release from the Vendors (and persons connected with them) releasing Shieldcare from all liabilities owed to them (other than any unpaid salary);

       1.13 notices of resignation of Messrs. Carters as auditors of Shieldcare (which have been deposited at its registered office in accordance with Section 392 of the Act containing the statement required under Section 394 of the Act);

       1.14 the Service Agreement in the agreed form duly executed by Shieldcare and the First Vendor;

       1.15 certificates as to the balance or balances on the banking accounts of Shieldcare at the close of business on the two Business Days immediately prior to Completion, together in each case, if the position is different at Completion, with a reconciliation statement to show the position at Completion (listing unpresented cheques drawn or received by Shieldcare and standing orders payable since the date of such bank statements);

       1.16 at the Properties, all motor vehicles owned by Shieldcare but in the possession of an officer or employee of Shieldcare resigning on Completion together with the keys and any registration documents or certificates of insurance in respect thereof;

       1.17 the Escrow Mandates duly executed by the First Vendor and the Second Vendor respectively; and

       1.18   a copy of the board minutes referred to in Paragraph 2.

2.     MATTERS TO BE PROCURED BY VENDORS

       2.1 At Completion the Vendors shall procure the passing of resolutions of the directors of Shieldcare under which the following business is transacted:-

              2.1.1 the directors of Shieldcare shall approve for registration the transfers of the Shares to the Purchaser or its nominees (subject only to their being duly stamped);

              2.1.2 the directors of Shieldcare shall approve and authorise the signing of new bank mandates for all bank accounts of Shieldcare in the agreed form;

              2.1.3 the directors of Shieldcare (other than the First Vendor and Iain McDonald) shall resign and the Board of directors of Shieldcare shall be reconstituted in such manner as the Purchaser may require and any director who accordingly resigns shall execute a waiver in the agreed form of any claims whatsoever which he may have against Shieldcare;

              2.1.4 the secretary of Shieldcare shall resign and execute a waiver in the agreed form of any claims whatsoever which he may have against Shieldcare and Michael Beeby shall be appointed in his place;

              2.1.5 there shall be tabled a letter from Messrs. Carters offering to resign as auditors of Shieldcare (containing the statements which would be required under Section 394 of the Act if such resignation were to be accepted);

              2.1.6 the situation of the registered office of Shieldcare shall be changed to an address in Scotland nominated by the Purchaser;

              2.1.7 the First Vendor shall enter into the Service Agreement with Shieldcare in the agreed form;

              2.1.8 a release duly executed in a form satisfactory to the Purchaser, releasing Shieldcare from any liability whatsoever (actual or contingent) which may be owing to the Vendors or any person connected with them (as defined in section 839 Income and Corporation Taxes Act 1988) by Shieldcare.

       2.2 The First Vendor undertakes to the Purchaser as follows in relation to the following Properties:-

79 and 80 Whitecraigs Road, Glenrothes
--------------------------------------

              2.2.1 To procure that the works carried out pursuant to building warrants 97/1144 and 98/0706 and planning permissions 98/0096 and 99/0557 are completed in accordance with their terms and to deliver certificates of completion (or copies) relative to the said building warrants to the Purchaser no later than three months after the date of this Agreement;

              2.2.2 To procure the consent of the feudal superior to the works carried out pursuant to the said building warrants and planning permissions as said consent is required pursuant to Feu Disposition by Glenrothes Development Corporation in favour of Par Graphics Ltd recorded GRS (Fife) 27 November 1990;


84-86 and 92 Westlaw Place, Glenrothes
--------------------------------------

              2.2.3 To procure the consent of the landlords to the alterations and others as more fully described in letter by the First Vendor's Solicitors to Graham & Sibbald dated 2 March 2000 and to deliver said consent (or a copy) to the Purchaser no later than two months from the date of this Agreement and that in terms satisfactory to the Purchaser (the Purchaser being bound to act reasonably);

              2.2.4 To procure from Fife Council a qualified statement pursuant to the application made on behalf of Shieldcare by Dryburgh Associates, dated 16 February 2000, and to deliver said qualified statement (or a copy) to the Purchaser within three months from the date of this Agreement;

              2.2.5 To procure that a legally binding contract of lease is put in place between Shieldcare Ltd and the landlords (which expression includes successors from time to time) of the premises at 92 Westlaw Place, in terms satisfactory to

                     Shieldcare (acting reasonably but having regard to the text of the draft Minute of Variation revised by Dundas & Wilson on behalf of the Purchaser in February 2000).

                     This undertaking 2.2.5 is given on the understanding that Shieldcare Ltd will continue negotiations with the landlords in good faith and will behave reasonably at all times with regard the terms of the formal letting documentation by virtue of which the contract of the lease is to be put in force.



       2.3 Subject to the declaration aftermentioned, in respect of the foregoing undertakings in Clause 2.2, the Purchaser agrees that Shieldcare will meet any and all costs, expenses and other payments incurred thereby (including any grassum), up to an aggregate amount of L5,000 (exclusive of VAT) and the First
              Vendor shall be responsible for the amount (if any) by which such costs, expenses and other payments exceeds the said limit of L5,000 (exclusive of VAT), declaring that, in respect of Clause 2.2.5, Shieldcare will be responsible only for the reasonable legal and surveying and other professional fees of itself and the landlords and the stamp duty and Registers of Scotland fees and other usual outlays payable in respect of the said contract of lease. For the avoidance of doubt, the said limit of L5,000 (exclusive of VAT) applies only to such costs, expenses and other payments incurred after the date of this Agreement, Shieldcare being responsible for all such costs, expenses and other payments incurred on or prior to the date of this Agreement.


3.     ITEMS TO BE DELIVERED BY THE PURCHASER

       At Completion the Purchaser shall deliver or procure to be delivered to the Vendors or to the Vendors' Solicitors whose receipt shall be an absolute discharge of the Purchaser and shall be binding upon and conclusive against each of the Vendors' Solicitors:-

       3.1 the sum of L5,266,000 by telegraphic transfer being the Initial Consideration;

       3.2 telegraphic transfers payable to the Escrow Accounts of L1,000,000, being the Escrow Amount;

       3.3 the counterpart of the Tax Covenant duly executed by the Purchaser;

       3.4 a copy of the Disclosure Letter acknowledged as having been received by the Purchaser's Solicitors;

       3.5    the Escrow Mandates duly executed by the Purchaser; and

       3.6 two stock option agreements for 20,000 shares each in Metron Technology N.V in favour of the First Vendor and Iain McDonald together with copies of the Metron Technology N.V. Employee Stock Option Plan.

                                   SCHEDULE 5

                                 THE WARRANTIES

                           PART I - GENERAL WARRANTIES

1.        DISCLOSURE OF MATERIAL FACTS

          1.1       General

                    There are fully and accurately disclosed in the Disclosure Letter all matters information and documents which are or could on reasonable enquiry be known to the First Vendor and:-

                    1.1.1 which are necessary to qualify the statements set out in the following paragraphs of this Schedule in order for such statements when so qualified to be fair, accurate and not misleading;

                    1.1.2 which might materially or adversely affect the present or, so far as the First Vendor is aware, future value of the Shares;

                    1.1.3 which the First Vendor has reason to believe might otherwise reasonably affect the willingness of the Purchaser to purchase the Shares or to purchase them for the consideration and upon the terms set out in this Agreement.

          1.2       Recitals and Schedules

                    The Recitals and Schedules 1 and 2 to this Agreement are true and accurate in all material respects.

2.        ACCOUNTS

          2.1       General

                    The Accounts:-

                    2.1.1 give a true and fair view of the assets and liabilities and state of affairs of Shieldcare as at the Accounts Date and its profits for the financial period ended on the Accounts Date;

                    2.1.2 have been prepared and audited in accordance with generally accepted accounting practice including all applicable SSAPs and FRSs and generally accepted accounting standards and principles and no changes in the bases or policies of accounting have been made by Shieldcare for the three financial periods preceding the Accounts Date;

                    2.1.3 comply with the requirements of the Act and any other relevant statutes;

                    2.1.4 have not been (and neither have the results shown by the audited profit and loss accounts of Shieldcare for preceding two financial years) affected by any extraordinary, exceptional or non-recurring item.

          2.2       Provision for Liabilities etc.

                    The Accounts make full provision or reserve for or disclose all depreciation, liabilities and capital commitments of Shieldcare (whether actual, contingent, deferred, disputed, unquantified or otherwise and whether or not Shieldcare has a right of reimbursement from any third party) outstanding at the Accounts Date (including any deferred Taxation) and make adequate provision or reserve for all bad or doubtful debts as at the Accounts Date.

          2.3       Profits

                    The profits shown in the audited profit and loss accounts of Shieldcare for each of the three financial years ended on the Accounts Date have not (except as therein disclosed) to a material extent been affected by any extraordinary or exceptional item or by any other factor rendering such profits for all or any of such years unusually high or low.

          2.4       Asset Valuations

                    No amount included in the Accounts in respect of any asset, whether fixed or current, exceeds its purchase price or production cost (within the meaning of the Act, Schedule 4) or (in the case of current assets) its net realisable value on the Accounts Date and there has been no revaluation of any fixed assets since their acquisition.

          2.5       Stock

                    2.5.1 The basis of valuing raw materials, work-in-progress, finished parts and Inventory included in the Accounts is in accordance with the relevant SSAPs and the same as that adopted in the three immediately preceding accounting periods.

                    2.5.2     Obsolete items of finished parts,
                              work-in-progress, raw materials and Inventory have been wholly written off and any of such items which are slow moving have been written off to the extent that such items represent in excess of one year's usage and the value attributed to the remaining items of raw materials, work-in-progress, finished parts and Inventory included in the financial and other material records provided by, or on behalf of, the First Vendor does not exceed the lower of cost and net realisable value.

          2.6       Management Accounts

                    A true copy of the Management Accounts of Shieldcare for the period ended on 31 December 1999 is annexed to the Disclosure Letter and the Management Accounts have been prepared in accordance with Shieldcare's normal practice on a basis consistent with the Accounts and in accordance with practices and principles generally accepted in the United Kingdom and the First Vendor does not consider them misleading and are not aware of any fact or circumstance which might render them misleading.

          2.7       Accounting Reference Date

                    Shieldcare has notified to the Registrar of Companies 31st May as being its accounting reference date pursuant to the Companies Act 1985 and has not at any time notified the Registrar of Companies of any other date.

3.        FINANCE

          3.1       Debts

                    3.1.1 Any book and other debts which may be outstanding at Completion will save insofar as a provision has been made therefor in the Accounts, the Management Accounts or the Disclosure Letter, be good and collectable in the ordinary course of business; no debt has been factored and no debtor has been released by Shieldcare on terms that he pays less than the book value of his debt and no debt owing to Shieldcare has been deferred, subordinated or written off or has proved irrecoverable.

                    3.1.2 There are no circumstances which indicate that any of the debts owing to Shieldcare at the date hereof and which were not fully written off or fully provided against in the Accounts may prove to be irrecoverable to any extent.

                    3.1.3 No single debtor owes to Shieldcare an amount or amounts in aggregate greater than 5% of the total of all debts owing to Shieldcare.

                    3.1.4 No debtor is entitled to credit terms in excess of 30 days from date of invoice.

                    3.1.5 The carrying value of trade debtors is consistent with that in the three immediately preceding accounting periods. Bad or doubtful debts as at the Management Accounts Date have been wholly provided for or written off in full in the Management Accounts.

          3.2       Off Balance Sheet Financing

                    Shieldcare has not engaged in any financing (including without prejudice to the generality of the foregoing the incurring of any borrowing or any indebtedness in the nature of borrowing including without limitation liabilities in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the Accounts.

          3.3       Borrowings and Guarantees

                    3.3.1     Bank Account

                              A statement of all the bank accounts of Shieldcare and of the credit or debit balances on such accounts as at 24 February 2000 is annexed to the Disclosure Letter. Shieldcare has no other bank or deposit accounts (whether in credit or overdrawn) and since that statement there have been no payments out of any such accounts except for routine payments and the balances on current account are not now substantially different from the balance shown on such statements.

                    3.3.2     Other Indebtedness

                              Details of all borrowings or other indebtedness owed by Shieldcare to third parties (other than in respect of normal trade credit and debit balances on bank accounts) in excess of L25,000 are listed in the Disclosure Letter.

                    3.3.3     Repayment

                              Shieldcare has received no notice to repay under any agreement relating to any borrowing or indebtedness in the nature of borrowing on the part of Shieldcare which is repayable on demand and there has not occurred any event of default under any agreement relating to any other borrowing or indebtedness in the nature of borrowing on the part of Shieldcare or any event which with the giving of notice and/or the lapse of time and/or the relevant termination would constitute such an event of default.

                    3.3.4     Third Party Obligations

                              Shieldcare is not a party to and is not liable (including, without limitation, contingently or otherwise) under a guarantee, indemnity or other agreement or arrangement to secure or incur a financial or other obligation with respect to another person's obligations.

                    3.3.5     Third Party Guarantees

                              No part of the loan capital, borrowing or indebtedness in the nature of borrowing of Shieldcare is dependent on the guarantee or indemnity of, or security provided by, another person.

4.        BUSINESS SINCE ACCOUNTS DATE

          4.1       Borrowings and Trading

                    Since the Accounts Date:-

                    4.1.1 Shieldcare has carried on business in the ordinary and usual course so as to maintain it as a going concern without entering into any transaction assuming any liability or making any payment which (whether taken singly or in conjunction with subsequent transactions) is not in the ordinary course of its business and without any interruption or alteration in the nature, scope or manner of conducting its business and the assets and liabilities of Shieldcare are substantially as set out in the Accounts;

                    4.1.2 Shieldcare has not borrowed or lent any money or taken any financial facility;

                    4.1.3 Shieldcare has paid its creditors within the time agreed with such creditors and there are no debts outstanding by Shieldcare which have been due for more than 4 weeks;

                    4.1.4 Shieldcare has not entered into or agreed to enter into any capital commitments;

                    4.1.5 no share or loan capital has been issued or agreed to be issued by Shieldcare;

                    4.1.6 no capital expenditure has been incurred and no commitments of a capital nature have been entered into;

                    4.1.7 the Business has not been materially adversely affected by the loss (whether before or after the Accounts Date) of any customers or sources of supply and (so far as the First Vendor is aware) there are no circumstances which are likely to give rise to any such effect; and

                    4.1.8 no provision or reserve included in the Accounts has proved to be inadequate in the light of subsequent circumstances and so far as the First Vendor is aware, there are no circumstances which indicate that any such provision or reserve may prove to be inadequate;

                    4.1.9 details of all creditors to whom greater than L25,000 is owed by Shieldcare are listed in the Disclosure Letter; and

                    4.1.10 no accounting period for the purposes of Taxation has ended;

                    4.1.11 such books and records as would be reasonably necessary to compute the reliefs on Taxation that may fall due to Shieldcare on the disposal of any of its assets have been retained;

                    4.1.12 no commissions, incentives, bonuses, profit shares, share options or other payments in cash or in kind under any similar scheme have been made to any directors, employees , consultants or independent contractors of Shieldcare; and

                    4.1.13 no debts or liabilities of Shieldcare against which a deduction on Taxation has previously been claimed have been released or otherwise discharged.

          4.2       Distributions

                    Since the Accounts Date no dividend has been declared or paid out and no distribution of capital within the meaning of Sections 209 or 210 of the Taxes Act has been made or agreed to be made in respect of any share capital of Shieldcare and no management charge has been or is to be levied against Shieldcare and no loan (otherwise than in the ordinary course of day to day business) or loan capital has been repaid in whole or part and no payment for group relief has been made by Shieldcare.

          4.3       Material adverse changes

                    Since the Accounts Date there has been no material adverse change in the working capital position or cashflow of Shieldcare or in the financial or trading position or prospects of Shieldcare or the Business or of any material part thereof.

5.        ASSETS

          5.1       Title

                    All of the assets included in the Accounts (including all book debts owed to Shieldcare) and all of the assets acquired by Shieldcare since the Accounts Date and all other assets used or employed by Shieldcare are legally and beneficially owned by Shieldcare and are free from any Encumbrance save for the assets disclosed in the Disclosure Letter as being held under a leasing, hire or hire purchase agreement or agreement for payment on deferred terms or conditional sale agreement or rental agreement and there are annexed to the Disclosure Letter copies of any such agreements.

          5.2       Necessary assets

                    The assets owned by Shieldcare, together with the assets disclosed in the Disclosure Letter as being held under a leasing, hire or hire purchase agreement for payment on deferred terms or conditional sale agreement or rental agreement comprise all the assets necessary to enable Shieldcare to carry on the Business fully and effectively in the ordinary course as carried on up to the Completion

                    Date and no such assets are unused or used wholly or partly for any purpose other than the Business.

          5.3       Plant and Machinery, etc.

                    5.3.1 All the plant, machinery, equipment and vehicles of Shieldcare are in a good state of repair and working order and have been regularly and properly maintained and, where appropriate, are and will on Completion be adequately licensed and insured and so far as the First Vendor is aware, none is dangerous, inefficient, out-of-date, unsuitable or in need of renewal or replacement (reasonable wear and tear excepted);

                    5.3.2 The records of plant and machinery of Shieldcare comprise a complete and accurate record of all plant, machinery, equipment or vehicles owned or possessed by it and there are no outstanding commitments for capital expenditure other than replacements and normal purchases of plant and equipment in the ordinary course of business.

                    5.3.3 Shieldcare owns or has a valid licence to use each asset necessary for the effective operation of the Business.

          5.4       Inventory

                    5.4.1 Shieldcare's stock-in-trade and Inventory is in good condition and so far as the First Vendor is aware, there have been no abnormal losses in the stock of Shieldcare through theft, breakages, damage or otherwise and all such stock has been stored in suitable conditions for stock of its kind and not left outside or exposed to the weather and Shieldcare's stock-in-trade and Inventory is adequate in relation to the current trading requirements of the Business and is capable of being sold by Shieldcare in the ordinary course of Business in accordance with its current price list without rebate or allowance to a purchaser.

                    5.4.2 The quantities of raw materials, work-in-progress, finished parts and Inventory will be no less at Completion than at the Accounts Date and will be sufficient to meet the requirements of the Business at the Completion Date. All categories of stock have been subject to physical count and comparison to stock records within 2 months of Completion.

          5.5       Title Retention

                    Shieldcare has not acquired or agreed to acquire any material asset on terms that property therein does not pass until full payment is made.

          5.6       Maintenance Contracts

                    There are maintenance contracts with independent specialist contractors in respect of all assets of Shieldcare for which it is normal or prudent to have maintenance agreements and in respect of all assets which Shieldcare is obliged to maintain or repair under a lease or similar agreement.

6.        INTELLECTUAL PROPERTY RIGHTS

          6.1 At Completion Shieldcare will be the legal and beneficial owner and, if applicable, will be the registered proprietor of all the Intellectual Property Rights respectively now or hitherto owned or used by it free from Encumbrances; and:-

                    6.1.1 the same and each of them is valid and enforceable and not subject to revocation and there has not been any default (or any event which with notice or lapse of time or both would constitute default) under any of them by Shieldcare;

                    6.1.2 no registered user rights or licences have been granted in respect of any of them and no person has been authorised to make any use whatsoever of any of them and no other act has been done or omission permitted whereby they or any of them might cease to be valid and enforceable as aforesaid;

                    6.1.3 Shieldcare does not pay any royalty or other payment to any third party or so far as the First Vendor is aware, require the permission of any third party in relation to the sale of any product or the use of any process or the provision of any service;

                    6.1.4 Shieldcare has not disclosed (except in the ordinary course of Business) any of its know-how, trade secrets, Confidential Information or lists of customers or suppliers to any other person; and

                    6.1.5 so far as the First Vendor is aware, Shieldcare does not require any Intellectual Property Rights of any other person in order to manufacture or sell its products or provide its services or to use the processes employed in the Business as carried on at the Completion Date, and so far as the First Vendor is aware, none of the activities of Shieldcare infringes any patent or other Intellectual Property Rights of any kind whatsoever of any other person or gives rise to an obligation to pay any sum in the nature of a royalty.

          6.2 Shieldcare does not carry on business or sell any product under any name other than its corporate name, and so far as the First Vendor is aware, there are no circumstances under which Shieldcare may be prevented from carrying on the Business and/or selling its present products under its corporate name or present product names.

          6.3 The Disclosure Letter contains details of the registered Intellectual Property Rights (including, without limitation, applications for registration) in respect of which Shieldcare is the registered owner or applicant for registration. All renewal fees payable in respect of the registered Intellectual Property Rights have been paid.

          6.4 No civil, criminal, arbitration, administrative or other proceeding or dispute in any jurisdiction concerning any of the Intellectual Property Rights owned or used by Shieldcare have been notified to Shieldcare. No civil, criminal, arbitration, administrative or other proceeding concerning any of the Intellectual Property Rights owned or used by Shieldcare is, so far as the First Vendor is aware having made no enquiry other than of the employees of Shieldcare, pending or threatened. To the best of the First Vendor's knowledge, information and belief, no matter exists which might give rise to a proceeding of that type.

7.        INFORMATION TECHNOLOGY

          7.1       Computers

                    All the computers and computer systems owned by Shieldcare or used by Shieldcare (including software, peripherals, communication links and storage media):-

                    7.1.1 are in operating order and are fulfilling the purposes for which they were acquired or established in an efficient manner without material downtime or errors;

                    7.1.2 have reasonably adequate security, back-ups, duplication, hardware and software support and maintenance (including emergency cover) and trained personnel to ensure:-

                              7.1.2.1 that breaches of security, errors and breakdowns are kept to a minimum; and

                              7.1.2.2 that no material disruption will be caused to the business of Shieldcare or any material part thereof in the event of a breach of security, error or breakdown;

                    7.1.3 are under the sole control of Shieldcare, are located in premises within the United Kingdom owned by Shieldcare, are not shared with or used by or on behalf of or accessible by any other person and (save for software licensed to Shieldcare) are owned by Shieldcare.

          7.2       Third Parties

                    No person is in a position, by virtue of his rights in, knowledge of or access to any of the computer systems and databases used and operated by Shieldcare or any part of them (including software) lawfully to prevent or impair the proper and efficient functioning of the computer system or databases or to demand any payment in excess of any current licence fee or in excess of reasonable remuneration for services rendered, or to impose any onerous condition, in order to preserve the proper and efficient functioning of the computer system in the future.

          7.3       Data Protection

                    7.3.1 Shieldcare is not registered and is not required to be registered as a data user under the Data Protection Act 1984 and no individual has claimed, or so far as the First Vendor is aware, will have a right to claim, compensation from Shieldcare under that Act.

          7.4       Millennium Compliance

                    So far as the First Vendor is aware Shieldcare's software has been prepared in accordance with standard industry procedures and is Millennium Compliant and all hardware owned or used by Shieldcare is Millennium Compliant. For the purposes of this warranty "MILLENNIUM COMPLIANT" means the ability to provide all of the following functions:

                    7.4.1 accurately process all date information whether before, during or after 1st January, 2000, including, without limitation, accepting date input, providing accurate date output and performing accurate calculations involving dates or portions of dates;

                    7.4.2 function accurately, efficiently and without interruption before, during and after 1st January, 2000 without any material change in operations, or in any material input or output procedures;

                    7.4.3 accurately process date input in a way that does not create any ambiguity as to century;

                    7.4.4 accurately store, retrieve and process date information in a manner that does not create any ambiguity as to century; and

                    7.4.5 accurately present all date output information in a manner that does not create any ambiguity as to century.

8.        INSURANCES

          8.1 Shieldcare has and at all material times has had valid adequate and proper insurances in respect of its assets and business against all risks (including but without limitation, product liability and loss of six months' profits) which are normally insured against by other companies owning or possessing similar assets or carrying on similar businesses for the full replacement value of such assets and in respect of the Business for such amounts as would in the circumstances be prudent for such other companies and Shieldcare is adequately covered against accident and other risks normally covered by insurance.

          8.2 Details of all Shieldcare's insurance policies are contained in the Disclosure Letter.

          8.3 On Completion Shieldcare will be the beneficiary under and will have in full force and effect the policies of insurance details of which are contained in the Disclosure Letter and Shieldcare has not done or omitted to do or suffered anything to be done or not to be done which has or might render any policies of insurance taken out by it void or voidable and, to the best of the knowledge, information and belief of the First Vendor there are no circumstances which would or might give rise to any claim under any of the said policies.

          8.4       Claims

                    No claim is outstanding under any policies of insurance of Shieldcare and so far as the First Vendor is aware no matter exists which is likely to give rise to a claim under any of the said policies or which is likely to render any of the said policies voidable by the insurers or likely to give rise to any increase in the premiums therefor.

9.        COMMERCIAL ARRANGEMENTS

          9.1       Material Contracts

                    No contracts, transactions or commitments have been entered into by Shieldcare which are, in the reasonable opinion of the First Vendor, unusual, of more than one year's duration or involve obligations of a nature or magnitude calling for special mention.

          9.2       Other Contracts

                    9.2.1     There is not outstanding:-

                              9.2.1.1 any option, right to acquire, mortgage, charge, pledge, lien, or other Encumbrance on the whole or any part of the undertaking, property or assets of Shieldcare; or any agreement or commitment to give or create any of the foregoing and no claim has been made to Shieldcare by any person to be entitled to any of the foregoing;

                              9.2.1.2 any agreement which requires or may require or confers any conditional or unconditional right to require the issue of any share or loan capital of Shieldcare now or at any time in the future or any option to subscribe for or acquire or any agreement to put under option any share or loan capital of Shieldcare;

                              9.2.1.3 any sale or purchase option or similar agreement or arrangement affecting any assets owned by or used by Shieldcare or by which Shieldcare is bound;

                              9.2.1.4   any agreement or arrangement where
                                        Shieldcare is a party to any joint
                                        venture, consortium or any partnership
                                        or profit sharing arrangement or
                                        agreement;

                              9.2.1.5 any liability statutory or otherwise whatsoever on the part of Shieldcare to any person who is or has been a director or employee;

                              9.2.1.6   any contract for hire or rent,
                                        hire-purchase or purchase by way of
                                        credit sale or periodical payment in
                                        respect of movable or personal property;

                              9.2.1.7 any guarantee or contract for indemnity or for suretyship whether entered into by Shieldcare in respect of the obligations of others or by others in respect of the obligations of
                                        Shieldcare;

                              9.2.1.8   any contract for agency or for
                                        distributorship or management agreement;

                              9.2.1.9 any agreement, contract or arrangement entered into by Shieldcare otherwise than in the ordinary and usual course of the Business and by way of bargain at arm's length;

                              9.2.1.10 any agreement or arrangement restricting Shieldcare's freedom to operate the whole or part of the Business or to use or exploit any of its assets in any jurisdiction as it decides;

                              9.2.1.11 any agreement, arrangement or obligation which so far as the First Vendor is aware, Shieldcare cannot comply with on time or without undue or unusual expenditure of money or effort;

                              9.2.1.12 any purchase contract including, without limitation, any forward purchase contract for the supply of raw materials which is onerous or which is unusual in the nature of the type of contract itself or the Business.

                    9.2.2 So far as the First Vendor is aware, no party with whom Shieldcare has entered into any agreement or arrangement is in default thereunder and so far as the First Vendor is aware there are no circumstances likely to give rise to such a default.

                    9.2.3 Shieldcare is not in default under any agreement or arrangement to which it is a party and there are no circumstances likely to give rise to any such default.

          9.3       Powers of Attorney

                    There are not outstanding any powers of attorney given by Shieldcare except in any debenture of Shieldcare or any other authority (express implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf.

          9.4       Substantial Customers and Suppliers

                    9.4.1 There is not outstanding any agreement or arrangement between Shieldcare and a major (that is to say representing more than five per cent of the turnover of Shieldcare) distributor, supplier or customer of Shieldcare.

                    9.4.2

                    9.4.3 During the year ending on the date of this Agreement no substantial customer or supplier of Shieldcare (that is to say representing more than five per cent of the turnover of Shieldcare) has:-

                              9.4.3.1 stopped, or indicated an intention to stop, trading with or supplying Shieldcare;

                              9.4.3.2 reduced, or indicated an intention to reduce, substantially its trading with or supplies to Shieldcare; or

                              9.4.3.3 changed, or indicated an intention to change, substantially the terms on which it is prepared to trade with or supply Shieldcare (other than normal price and quota changes)

                              and so far as the First Vendor is aware none is likely to do so.

          9.5       Grants etc.

                    9.5.1 Shieldcare is not liable to repay an investment or other grant or subsidy made to it by a body

                              (including, without limitation, the Department of Trade and Industry or its predecessor).

                    9.5.2 No matter (including, without limitation, the execution and performance of this Agreement) exists which might entitle a body to require repayment of, or refuse an application by Shieldcare for, the whole or part of a grant or subsidy.

          9.6       Commissions etc.

                    No person is entitled to receive from Shieldcare a finder's fee, brokerage or commission in connection with this Agreement or anything contained in it.

10.       ARRANGEMENTS WITH CONNECTED PERSONS

          10.1      There is not outstanding:-

                    10.1.1 any loan made by Shieldcare to, or debt owing to Shieldcare by either of the Vendors or any directors of any Company or any person connected with any of them as described in Section 839 of the Taxes Act;

                    10.1.2 any agreement or arrangement to which Shieldcare is a party and in which either of the Vendors or any director of Shieldcare or any persons connected with any of them as described in Section 839 of the Taxes Act is interested;

                    10.1.3 any agreement or arrangements between Shieldcare and any company of which it is a subsidiary or another subsidiary of any such company (including but not limited to any such agreement or arrangements under which Shieldcare is or may in future become liable to pay any service, management or similar charge or to make any payment of interest or in the nature of interest).

11.       LITIGATION AND COMPLIANCE

          11.1      General

                    11.1.1 Neither Shieldcare nor any person for whose acts Shieldcare may be vicariously liable is engaged in litigation or arbitration or administrative proceedings which are in progress or are threatened or pending by or against or concerning Shieldcare or a person for whom Shieldcare may be vicariously liable or any of its assets and the First Vendor is not aware of any facts which are likely to give rise to litigation or arbitration or administrative proceedings in which Shieldcare might become involved.

                    11.1.2 So far as the First Vendor is aware, neither Shieldcare nor any of its officers or employees by any act or default have committed:-

                              11.1.2.1  any criminal or unlawful act in
                                        connection with the Business other than
                                        minor road traffic offences;

                              11.1.2.2 any breach of trust in relation to the business or affairs of Shieldcare;

                              11.1.2.3 any breach of contract or statutory duty or any delictual act which could entitle any third party to terminate any contract to which Shieldcare is party or could lead to a claim against Shieldcare for damages or an injunction.

          11.2      Conduct of Business

                    So far as the First Vendor is aware Shieldcare has conducted Business in all material respects in accordance with all applicable laws, regulations and codes of conduct (whether statutory or otherwise) of the United Kingdom and any relevant foreign country and no governmental or official investigation or enquiry concerning Shieldcare is in progress or threatened and so far as the First Vendor is aware there are no circumstances which are likely to give rise to any such investigation or enquiry.

          11.3      General

                    All licences, permissions and consents required for the carrying on of the Business have been obtained and are in full force and effect and the First Vendor is not aware of any circumstances indicating that any of those licences, permissions or consents are likely to be revoked or not renewed in the ordinary course.

12.       COMPETITION LAW

          12.1 No agreement, practice or arrangement carried on by Shieldcare or to which Shieldcare is or has in the six years prior to the date of this Agreement been a party:

                    12.1.1 is or ought to be or ought to have been registered in accordance with the provisions of the Restrictive Trade Practices Acts 1976 and 1977 or contravenes the provisions of the Competition Act 1998 or any previous legislation relating to anti-competitive agreements or practices or is or has been the subject of any enquiry, complaint, investigation or proceeding under any of the same; or

                    12.1.2 is or has been the subject of an enquiry, complaint, investigation, reference or report under the Competition Act 1998 or the Fair Trading Act 1973 or any previous legislation relating to monopolies or mergers anti-competitive agreements or practices; or

                    12.1.3 infringes Article 81 of the Treaty of Rome establishing the European Economic Community or constitutes an abuse of dominant position contrary to Article 82 of the said Treaty or infringes any regulation or other enactment made under the said Treaty or is or has been the subject of any enquiry, complaint, investigation or proceeding in respect thereof; or

                    12.1.4 has been notified to the UK Office of Fair Trading or the Directorate General of Competition of the Commission of the European Communities and/or to the EFTA Surveillance Authority; or

                    12.1.5 infringes any other competition, restrictive trade practice, anti-trust, fair trading or consumer protection law or legislation applicable in any jurisdiction in which Shieldcare has assets or carries on business or in which the activities of Shieldcare may have an effect.

          12.2 Shieldcare has not given any assurance or undertaking to the Restrictive Practices Court or the Director General of Fair Trading or the Secretary of State for Trade and Industry, the European Commission, the EFTA Surveillance Authority or the Court of Justice of the European Communities or to any other court, person or body and is not subject to or in default or contravention of any Article, Act, decision, regulation, order or other instrument or undertaking relating to any matter referred to in paragraph 12.1 above.

13.       SUBSIDIARIES AND ASSOCIATES

          Shieldcare does not have and never has had any subsidiaries or subsidiary undertakings and has never been a subsidiary or subsidiary undertaking of any other company nor does Shieldcare own any shares or stock in the capital of or have any beneficial interest in any other company or business organisation nor does Shieldcare control or take part in the management of any other company or business organisation nor is Shieldcare (nor has it ever been) a member of any partnership or unincorporated company or association.


14.       CORPORATE ORGANISATION

          14.1      Share Capital

                    Schedule 2 contains true particulars of the authorised and issued share capital of Shieldcare and all shares shown there have been properly issued and allotted and are in issue fully paid and are beneficially owned and registered as set out therein free from any Encumbrance.

          14.2      Options etc.

                    No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale, redemption or transfer of any share or loan capital of Shieldcare under any option or other agreement (including conversion rights and rights of pre-emption).

          14.3      Memorandum and Articles

                    The copy of the Memorandum and Articles of Association of Shieldcare annexed to the Disclosure Letter is true accurate and complete and has embodied thereon or annexed thereto a copy of every such resolution or agreement as is referred to in Section 380 of the Act and neither Shieldcare nor any class of its members has passed any resolution (other than resolutions relating to business at annual general meetings which was not special business). Shieldcare is operating and has always operated the Business in all respects in accordance with its Memorandum and Articles of association at the relevant time.

          14.4      Company's Accounts and Records

                    14.4.1 All accounts, books, ledgers, financial and other records of whatsoever kind, including for the avoidance of doubt, the fixed assets register of Shieldcare:-

                              14.4.1.1 have been fully properly and accurately maintained and are up to date, are in the possession of Shieldcare and contain true and accurate records of all matters required by law to be entered therein;

                              14.4.1.2 do not contain or reflect any material inaccuracies or discrepancies.

                    14.4.2 No notice or allegation that any of the said records is incorrect or should be rectified has been received by Shieldcare.

                    14.4.3 Where any of the said records are kept on computer, Shieldcare is owner of all hardware and all software licences necessary to enable it to use the records as they have been used in the Business hitherto and Shieldcare does not share any hardware or software relating to any of its records with any person.

                    14.4.4 Without prejudice to the generality of the foregoing, the said records will fully reflect and provide full and sufficient details of:-

                              14.4.4.1  all entitlements of customers of
                                        Shieldcare to any special terms,
                                        discounts, rebates, allowances and the
                                        like in respect of or by reference to
                                        the terms on which goods or services
                                        have been supplied by Shieldcare to such customers prior to Completion;

                              14.4.4.2 the names and addresses of all customers and suppliers of Shieldcare and all dealings between Shieldcare and such persons; and

                              14.4.4.3 all assets held by Shieldcare as at Completion.

                    14.4.5 None of the records, systems, data or information of Shieldcare is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including, without limitation, an electronic, mechanical or photographic process computerised or not) which are not under the exclusive ownership and direct control of Shieldcare or validly licensed to Shieldcare.

          14.5      General

                    14.5.1    Shieldcare:-

                              14.5.1.1 does not have any branch or place of business outside Scotland or any permanent establishment outside the United Kingdom;

                              14.5.1.2 has the right, power and authority to conduct the Business as conducted at the date of this Agreement; and

                              14.5.1.3 has the power to carry on the Business and the Business has at all times been carried on intra vires by Shieldcare.

          14.6      Returns

                    All returns, particulars, resolutions and other documents required under the Act or any other applicable legislation to be delivered on behalf of Shieldcare to the Registrar of Companies or to any other authority whatsoever have been properly made and delivered.

          14.7      Rectification

                    No member, former member or other person has made or given notice of their intention to make an application for rectification of the register of members of Shieldcare and so far as Shieldcare is aware no application is pending or threatened.

15.       INSOLVENCY

          15.1      Winding-Up Petition etc.

                    No order has been made or petition presented or resolution passed for the winding-up or administration of Shieldcare nor has any distress, execution or other process been levied against Shieldcare or action taken to repossess goods in Shieldcare's possession and Shieldcare has not stopped any payment and neither Shieldcare nor either of the Vendors is insolvent (or will become insolvent as a result of completion of the sale of the Shares) or unable to pay its debts for the purposes of the Insolvency Act 1986.

          15.2      Receivership etc.

                    No receiver, administrative receiver or administrator has been appointed of the whole or any part of the assets or undertaking of Shieldcare or of either of the Vendors and the First Vendor is not aware of any circumstances likely to give rise to the appointment of any such receiver, administrative receiver or administrator.

          15.3      Court Judgement

                    There is no unsatisfied judgement or court order outstanding against Shieldcare.

          15.4      Striking Off

                    No action is being taken by the registrar of companies to strike Shieldcare off the register under Section 652A of the Act.

16.       CAPACITY AND INTERESTS OF VENDORS

          16.1 The First Vendor has the requisite power and authority to enter into and perform his obligations under this Agreement.

          16.2 The execution and delivery of and the performance by the Vendors of their respective obligations under this Agreement will not:-

                    16.2.1 result in a breach of, or constitute a default under, any agreement, instrument or arrangement to which the First Vendor or Shieldcare is a party or by which the First Vendor or Shieldcare is bound;

                    16.2.2 result in a breach of any order, judgment or decree of any Court or governmental agency to which either of the Vendors or Shieldcare is a party or by which the First Vendor or Shieldcare is bound.

                    16.2.3 neither the First Vendor or any person connected with the First Vendor has any interest, direct or indirect, in any business which competes or has competed, or is in the future likely to compete, with the Business or intends to acquire any such interest.

                    16.2.4 the First Vendor is not entitled to any claim of any nature against Shieldcare or any of its officers, employees, principal customers or suppliers and the First Vendor has not assigned to any third party the benefit of any such claim to which he was previously entitled.

                    16.2.5 so far as the First Vendor is aware, none of the Shares was or is, or represents assets which were or are, the subject of a transfer at an undervalue (within the meaning of the Insolvency Act 1986, Section 238 or Section 339) within the last five years, including without limitation, as a result of any transaction contemplated by this Agreement.

17.       THE AGREEMENT

          17.1 Compliance with the terms of this Agreement will not and does not:-

                    17.1.1 relieve any person of any obligation over Shieldcare or enable any person to determine any such obligation or result in the creation, imposition, crystallisation or enforcement of any encumbrance on any of Shieldcare's assets;

                    17.1.2 contravene any agreement or arrangement entered into or binding on Shieldcare and any third party or give any third party the right of termination or any option;

                    17.1.3 result in any present or future indebtedness to Shieldcare becoming due and payable prior to its stated maturity.

18.       EMPLOYMENT

          18.1      General

                    18.1.1 All appropriate notices have been issued under all statutes, regulations and codes of conduct relevant to the relations between Shieldcare and its employees, prospective employees or any trade union and Shieldcare has maintained adequate and suitable records regarding the service of its employees.

                    18.1.2 Shieldcare has not entered into any collective agreement or arrangement (whether legally binding or not,) with a trade union, works council, staff association or association of trade unions or other body representing any of its employees nor has it done any act which might be construed as recognition of such a union or body.

          18.2      Terms and Conditions

                    18.2.1 Full particulars are contained in the Disclosure Letter of the terms and conditions upon which all directors and employees of Shieldcare shall be employed at Completion, including, without limitation, details of all participation, profit sharing, incentive, bonus, commission, , directors and officers insurance, travel, car, redundancy and other benefit schemes, arrangements and understandings and whether legally binding upon Shieldcare or not and of all consultancy agreements with Shieldcare which are in place now or will be in place at Completion.

                    18.2.2 no changes to any of the agreements referred to in paragraph 18.2.1 above (including any increases in emoluments) have been made or proposed since the Accounts Date nor will any such changes be made to the same up to Completion.

                    18.2.3 There is not in existence nor will there be outstanding at Completion any contract of employment with directors or employees of Shieldcare (or any contract for services with any individual) which cannot be terminated by three months' notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

                    18.2.4 No promise has been made and Shieldcare is not obliged to increase the emoluments payable to or to vary the terms of service of any of its directors, other officers and employees.

                    18.2.5 There are not, nor will there be at Completion, outstanding offers of employment or consultancy made by Shieldcare and there is no one who has accepted an offer of employment or consultancy made by Shieldcare but who has not yet taken up that employment or consultancy.

          18.3      Disputes and Transfers

                    18.3.1 Shieldcare has not been engaged or involved in any trade dispute (as defined in Section 218 of the Trade Union and Labour Relations (Consolidation) Act 1992) with any employee, trade union, staff association or any other body representing workers and no event has occurred which could or might give rise to any such dispute and no industrial action involving employees of Shieldcare, official or unofficial, is now occurring or threatened nor have any industrial relations or employment matters been referred either by Shieldcare or its employees or by any trade union representing any of its employees to ACAS for advice, conciliation or arbitration.

                    18.3.2 Shieldcare has not within the period of 3 years preceding the date hereof acquired or entered into any agreement which involved or may involve it acquiring any undertaking or part of one such that the Transfer of Undertakings (Protection of Employment) Regulations 1981 applied or may apply thereto.

          18.4      Liabilities

                    18.4.1 There are no amounts owing or promised to any present or former directors, employees or consultants of Shieldcare other than remuneration accrued due or for reimbursement of business expenses and no directors, employees or consultants of Shieldcare have given or been given notice terminating their contracts of employment or consultancy.

                    18.4.2 No liability has been incurred by Shieldcare (a) for breach of any contract of service or for redundancy payments (including protective awards) or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for the actual or proposed termination or suspension of employment or variation of any terms of employment of any present or former employee of Shieldcare or (b) in respect of any payment to be made or benefit to be provided to any present or former director, employee or consultant of Shieldcare in connection with the sale of the Shares or (c) for the breach of or the actual or proposed termination or variation of any contract for services or consultancy agreement for any present or former consultant to Shieldcare.

                    18.4.3 No gratuitous payment has been made or promised by Shieldcare in connection with the sale of the Shares or in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee or in connection with the proposed termination or suspension or variation of any contract for services or consultancy agreement.

                    18.4.4 There are no claims pending or threatened against Shieldcare:-

                              18.4.4.1  by a present or former employee,
                                        director, consultant or third party, in
                                        respect of an accident or injury which
                                        is not fully covered by insurance; or

                              18.4.4.2  by a present or former employee,
                                        director or consultant in relation to
                                        his terms and conditions of employment
                                        or (as the case may be) consultancy.

          18.5      Compliance with laws

                    Shieldcare has in relation to each of its employees (and so far as relevant to each of its former employees and persons seeking employment) complied with:-

                    18.5.1 all laws and codes of conduct relevant to the relations between it and its employees, prospective employees or any trade union;

                    18.5.2 all collective agreements for the time being dealing with the terms and conditions of service of its employees; and

                    18.5.3 all relevant orders, declarations and awards made under any relevant law or code of conduct affecting the conditions of service of its employees.

          18.6      Redundancies

                    Shieldcare has not within a period of one year preceding the date of this Agreement given notice of any redundancies to the Secretary of State or started consultations with any independent trade union or association of unions.

          18.7      Leaving Shieldcare

                    No senior employee of Shieldcare or employee material to the Business of Shieldcare has ceased to be employed by Shieldcare (other than through death or retirement at normal retirement age) during the twelve months prior to the date hereof and the First Vendor has no reason to believe that such employees intend or are likely to leave their employment otherwise than through retirement as aforesaid within the twelve months following Completion.

          18.8      Commissions

                    There are no agreements, arrangements or schemes in operation by or in relation to Shieldcare whereunder any of its employees or officers and/or former employees or officers and/or their relatives and dependants is entitled to shares or a commission or remuneration of any kind calculated by reference in whole or in part to turnover, profits or sales.

19.       PENSIONS, GRATUITIES ETC.

          19.1 There is no liability whatsoever to make payment to or for the benefit of any director or employee or ex-director or ex-employee or the wife or widow or any other relative of any director, ex-director, employee or ex-employee of Shieldcare in respect of past service retirement, death or disability by way of pension contribution, pension retirement benefit lump sum, gratuity or otherwise.

          19.2 Shieldcare has no superannuation fund, retirement benefit or other pension schemes or arrangements.

20.       PROPERTIES

          20.1      Title

                    20.1.1 The Properties shown in Schedule 3 comprise all of the premises and land owned or occupied by, or used in connection with the businesses of Shieldcare or in respect of which Shieldcare has interest, right or title.

                    20.1.2 The information set out in Schedule 3 as to the description of the Properties and their tenure is true and accurate in all respects.

                    20.1.3 Shieldcare has in its possession and control the Extract Leases and other documents and papers relating to the Properties listed on the agreed draft inventory of the deeds relating to the Properties.

                    20.1.4 So far as Shieldcare are aware and to the extent not disclosed in the Leases or the heritable title deeds for the Properties, none of the Properties are subject to any servitudes

                    20.1.5 In so far as the First Vendor is aware there are no outstanding actions or disputes between Shieldcare and any third party affecting the Properties or any neighbouring property.


DEVELOPMENT AT THE PROPERTIES

                    20.1.6 No development or other works at the Properties has been or is being undertaken in breach of the planning and building control legislation or any regulations, bye-laws, orders, consents or permissions made or given thereunder. In particular, but without prejudice to the foregoing generality, Shieldcare have to date complied in full with Planning Consents 98/0096 and 99/0557 and Building Warrants BW/98/0706 (as amended) and 97/1144/AD in connection with works carried out at the Properties known as 79 and 80 Whitecraigs Road, Glenrothes.

                    20.1.7 As far as the First Vendor is aware, there is no resolution, proposal or order, whether formally adopted or not, for the compulsory acquisition by any local or other authority of the whole or any part of the Properties or any right of way or other servitude serving the Properties nor are there any circumstances which are likely to lead to any such resolutions orders or proposals being made.

                    20.1.8 Save as may be disclosed by the SPH Property Search Certificates exhibited to the Purchaser in connection with this Agreement, there is no outstanding notice or order (statutory or otherwise) relating to the Properties or any business carried on at, or the use of, the Properties.

STATE AND CONDITION OF PROPERTIES

                    20.1.9 As far as the First Vendor is aware, all statutory requirements, regulations and bye-laws relating to the operation of the business carried on from the Properties have been complied with in all material respects and there are no material subsisting breaches of any provisions or conditions contained in or attaching to any certificates issued pursuant to such laws.

LEASEHOLD PROPERTIES

          20.2 Where the interest of Shieldcare in any of the Properties is leasehold:

                    20.2.1 As far as the First Vendor is aware, in respect of the property at 84, 85 and 86 Westlaw Place, Glenrothes, there is no subsisting breach, nor any non-observance of any obligation, condition or agreement contained in the Lease on the part of Shieldcare. No landlord has refused to accept rent nor served any notice on the tenant in respect of any breach or alleged breach of the Lease and the Lease is still valid and in full force and effect;

                    20.2.2 no collateral assurances, undertakings or concessions have been made by any party to the Lease; and

                    20.2.3 the deeds and documents relating to the Properties and listed in Schedule 3 comprise the entire agreement between Shieldcare and the landlord thereof and no variations formal or informal of such agreement exist.


          20.3      Environmental Matters

                    20.3.1 In this paragraph 20.3 the following definitions are used:-

                    "COMPETENT AUTHORITY"       means all or any competent
                                                authority from time to time
                                                exercising a regulatory role
                                                under or for the purposes of any
                                                Environmental Law, including
                                                entirely without prejudice to or
                                                limitation of the foregoing
                                                generality all courts, tribunals
                                                and other judicial or
                                                quasi-judicial bodies, the
                                                Scottish Environment Protection
                                                Agency, all relevant local
                                                authorities, and all water and
                                                sewerage undertakers and
                                                authorities.

                    "ENVIRONMENT"               means the natural and man-made
                                                environment and all or any of
                                                the following media namely air,
                                                water and land, including air
                                                within buildings and air within
                                                other natural or man-made
                                                structures above or below ground
                                                and any living organisms or
                                                ecological systems supported by
                                                any one or more of such media.

                    "ENVIRONMENTAL CONDITION"   means any one or more of (1) any
                                                breach of or non-compliance of
                                                Environment Laws or failure to
                                                hold or comply with any
                                                Environmental Consent, (2) the
                                                presence of any Regulated
                                                Substance on, in or under the
                                                Properties, or any part thereof
                                                and/or (3) any Migration.

                    "ENVIRONMENTAL CONSENT"     means any permit, licence,
                                                authorisation, consent,
                                                registration, exemption or other
                                                approval required by
                                                Environmental Law in connection
                                                with any part of the business of
                                                the Company (including, without
                                                limitation, in respect of any
                                                one or more of the Properties).

                    "ENVIRONMENTAL LAW"         means all laws, regulations,
                                                directives, statutes,
                                                subordinate legislation, rules
                                                of common law and generally all
                                                international, EU, national and
                                                local laws and all judgements,
                                                orders, instructions, decisions,
                                                Guidance awards and other lawful
                                                statements of any court tribunal
                                                or other competent authority
                                                applying from time to time in
                                                respect of the Environment.

                    "MIGRATION"                 means the release, discharge,
                                                spillage, entry, deposit,
                                                emission, seepage, movement,
                                                migration, flow or escape from
                                                the Properties or any part or
                                                parts thereof of any Regulated
                                                Substance.

                "REGULATED SUBSTANCE"           means any substance, material,
                                                liquid or other matter of
                                                whatsoever nature which is
                                                prescribed, controlled or in any
                                                other way regulated by any
                                                Environmental Law or which is
                                                hazardous or potentially
                                                hazardous
                                                to the health of human beings or
                                                detrimental or potentially
                                                detrimental to the Environment
                                                or to the soundness of repair
                                                and condition of buildings.

                    "WASTE" has the meaning ascribed to it in the E.U. Directive on Waste [75/441/EEC] as amended.

          20.3.2. As far as the Vendor is aware, all Environmental Consents have been obtained by the Company, are valid and subsisting and in the name of the Company and all conditions attaching to all Environmental Consents are now being complied with.

          20.3.3 No notice or other communication has been received by the Vendors or by the Company from any Competent Authority or any third party concerning any Environmental Condition.

          20.3.4 As far as the Vendor is aware, the Company has at all times procured, and continues to procure, full compliance of all Environmental Law affecting the keeping, treatment, consignment and disposal of, and other dealings in, all Waste produced, kept, treated, consigned, disposed of or otherwise handled in connection with the business of the Company.

                             PART 2 - TAX WARRANTIES


1.        GENERAL DISCLOSURE WARRANTY

          Full details of every matter or circumstance which (whether of itself or by reason of any connection with any other one or more transaction or events) will or may give rise to any liability to Taxation for which Shieldcare is or will or may become liable is contained in the Disclosure Letter and there is no matter or circumstance relating to Shieldcare concerned with Taxation which would affect a prudent purchaser's decision to purchase the Shares which has not been so disclosed and the following warranties are without prejudice to the generality of the foregoing.

2.        ADEQUACY OF PROVISION FOR TAXATION

          The provisions for Taxation including provisions for deferred tax included in the Accounts have been made in accordance with generally accepted accounting principles and will be sufficient (on the basis of the rates of tax current at the date of this Agreement) to cover all Taxation for which Shieldcare was at the Accounts Date liable or may after that date become or have become liable and in particular (but without prejudice to the generality of the foregoing) will be sufficient to cover such Taxation on or in respect of or by reference to any profit, gains or income (including deemed profits gains or income) withholding taxes or Schedule E taxes due on the emoluments of directors, employees or any other persons for any period ended on or before the Accounts Date.

3.        DUE AND PUNCTUAL PAYMENT OF TAX

          3.1 Shieldcare has duly and punctually paid all Taxation to the extent that the same ought to have been paid and is under no liability to pay any fine penalty or interest or to give any security in connection therewith.

          3.2 In particular (but without prejudice to the generality of the foregoing):-

                    3.2.1 Shieldcare has made under deduction of tax all payments to any person which ought to have been made under deduction of tax (with particular reference to Sections 134, 348 to 350 and 524 of the Taxes Act) and has (if required by law to do
                              so) accounted to the Inland Revenue for the tax so deducted;

                    3.2.2 Shieldcare has properly operated the P.A.Y.E. system and all National Insurance Contributions and sums payable to the Inland Revenue and the Department of Social Security and/or the Contributions Agency under the P.A.Y.E. system (including ex gratia payments and compensation for loss of office) (Section 148 of the Taxes Act) benefits in kind (Sections 154 to 168G of the Taxes

                              Act) due and payable by Shieldcare up to the date hereof have been paid;

                    3.2.3 Shieldcare has duly paid all tax shown to be due to the Inland Revenue by all returns required to be made under Schedule 13 to the Taxes Act (advance corporation tax);

                    3.2.4 Shieldcare has correctly operated a statutory sick pay scheme in accordance with the provisions of the Social Security and Housing Benefits Act 1982;

                    3.2.5 prior to Completion all documents to which Shieldcare is a party and all documents in the enforcement of which Shieldcare may be interested or to the production of which Shieldcare is entitled which are necessary to establish the title of Shieldcare to any asset and which attract stamp duty in the United Kingdom or elsewhere have been properly stamped and the appropriate stamp duty has been paid and all duty payable in respect of the capital of Shieldcare has been paid and Shieldcare has duly paid any stamp duty reserve tax for which it has at any time been liable.

          3.3 No event has occurred which might give rise to a claim by the Purchaser under the Tax Covenant.

4.        COMPLETE AND UP-TO-DATE ACCOUNTS, RETURNS, CLEARANCES, ETC.

          Shieldcare has and at Completion will have duly and punctually made all returns, given all notices and accounts and supplied all other information which ought to have been made given or supplied for the purpose of and in respect of Taxation in the United Kingdom and elsewhere, to the Inland Revenue, H.M. Commissioners of Customs and Excise or to any other governmental authority (including any governmental authority of a foreign jurisdiction) and has and at Completion will have kept and maintained all records invoices and other documents which ought to have been kept or maintained for such purposes and:-

          4.1 all such information, returns, accounts, notices, records, invoices and other documents were and are and at Completion will be up-to-date, accurate in all material respects and made on the proper basis and are not, nor is likely to be, the subject of any dispute with the Inland Revenue, H.M. Commissioners of Customs and Excise or other appropriate authorities concerned;

          4.2 Shieldcare has not within the preceding seven years been the subject of a back duty, PAYE or other audit or investigation by the Inland Revenue or H.M. Commissioners of Customs and Excise (or other similar authority outside the United Kingdom);

          4.3 all claims and elections, notices, clearances and consents and dispensations and annual settlements made or obtained from H.M. Treasury, the Inland Revenue, H.M. Commissioners of Customs and Excise or other authority whether in the

                    United Kingdom or elsewhere have been made or obtained after full complete and accurate disclosure of all material facts and considerations and no such clearance or consent is liable to be withdrawn, modified or rendered void and all such clearances and consents have been disclosed to the Purchaser in the Disclosure Letter; and

          4.4 during the six years prior to Completion Shieldcare has not made any claims or elections under taxation legislation on a provisional basis.

5.        ASSET VALUES

          The net values shown in the Accounts for buildings, plant, machinery, vehicles and any other assets qualifying for capital allowances under the Capital Allowances Act 1990, the Finance Act 1971 or subsequent Finance Acts, do not materially differ from the aggregate amount of expenditure of those assets still unallowed but allowable in future accounting periods for tax purposes in accordance with those Acts and no chargeable gain or profit (or balancing charge in respect of any capital allowances claimed or given) would arise if any assets of Shieldcare were realised for a consideration equal to the amount of the book value thereof and shown or included in the Accounts.

6.        DISCLOSURE

          Full disclosure has been made by the First Vendor to the Purchaser in the Disclosure Letter:-

          6.1 of all bonus issues, redeemable share issues and repayments and re-organisations of capital since the incorporation of Shieldcare;

          6.2 of the identity of all companies in the same group (as defined in TCGA Section 170) as Shieldcare;

          6.3 of the value as at 6th April 1965 and/or 1st April 1982 of all assets owned by Shieldcare as at those dates respectively which are or may be material to be known by a prudent purchaser of the Shares;

          6.4 of all agreements arrangements customs or practices (whether legally enforceable or not) in operation at the date hereof for the payment of or contribution towards any pensions or pension scheme allowances lump sums or other like benefits on retirement or on death during periods of sickness or disablement for the benefit of any director or former director or employee or former employee of Shieldcare or for the benefit of the dependants of any such persons nor has any proposal been announced to establish any such agreement or arrangement;

          6.5 of all profit sharing schemes share option schemes share incentive schemes or any other schemes or arrangements under which any officer employee or agent of Shieldcare is entitled to participate in the profits of Shieldcare or has any rights in respect of any shares or stock of Shieldcare;

          6.6 of all regional development, interest relief and other grants and subsidies made to Shieldcare;

          6.7 of Shieldcare's entitlement to and to the use of capital allowances as at the date hereof;

          6.8 of any agreements or arrangements between Shieldcare and the Inland Revenue for the creation of any special arrangements (being arrangements which are not based on a strict and detailed application of the relevant legislation);

          6.9 of all payments made to Shieldcare, since the Accounts Date, to which Section 601 Taxes Act applies (pension scheme surpluses: payments to employers);

          6.10 of all assets of Shieldcare which are wasting assets within the meaning of Section 44 of the TGCA and which do not qualify for capital allowances; and

          6.11 of any debt from which Shieldcare has in part been released which is a loan relationship for the purposes of Finance Act 1996; and

          6.12 of any assets of which Shieldcare is or has been the lessor on terms to which Finance Act 1997 Schedule D12 apply;

7.        TRADING LOSSES AND ADVANCE CORPORATION TAX

          7.1 There are no trading losses and advance corporation tax available to Shieldcare for carry forward.

          7.2 Shieldcare has not entered into any arrangements for the surrender of advance corporation tax.

          7.3 Shieldcare has not surrendered any amounts of advance corporation tax, nor claimed any advance corporation tax surrendered or made any payment for the surrender of advance corporation tax or consented or agreed to make any surrender or claim in respect of advance corporation tax.

          7.4 Nothing has been done which might cause the disallowance of the carry forward of trading losses or advance corporation tax under the provisions of Section 768 or Sections 245, 245A and 245B of the Taxes Act (and the sale of the Shares hereby will not cause any such disallowance) nor have the activities of Shieldcare become small or negligible for the purposes of either of those Sections.

          7.5 All of Shieldcare's trading losses are available for carry-forward under Section 393 of the Taxes Act.

8.        DEDUCTIBILITY OF PAYMENTS TO OR FOR THE BENEFIT OF DIRECTORS OR
          EMPLOYEES

          All remuneration and other sums (including any payments made directly or indirectly in consideration or in consequence of, or otherwise in connection with, the termination of the holding of any office or employment) paid or payable and all benefits provided or agreed to be provided to employees or officers or directors or former employees or officers or directors of Shieldcare and all interest, rent, royalties, annuities and other annual payments paid or payable (whether before or after the date hereof) or other sums of an income nature by Shieldcare under any loan, lease, contract, agreement, covenant or other commitment or arrangement outstanding or existing at the date hereof is or are (on the basis of taxation legislation in force at the date hereof) deductible for corporation tax purposes, either in computing the profits of Shieldcare or in computing the corporation tax chargeable on Shieldcare; and Shieldcare has not incurred any expenditure which is not deductible by reason of Section 76 of the Finance Act 1989 (non-approved retirement benefit schemes).

9.        INVESTMENT COMPANIES: DEDUCTIBILITY OF OUTGOINGS

          To the extent that Shieldcare is an investment company for the purposes of corporation tax, all outgoings of a revenue nature are deductible in computing its profits for the purposes of taxation pursuant to Sections 338, 339 (charges on income and capital) or 75 (management expenses) of the Taxes Act.

10.       DISTRIBUTIONS

          10.1 Shieldcare has not since its incorporation made any distribution within the meaning of Sections 209 (General definition of "distribution"), 210 or 211 (Bonus issue following repayment of share capital) of the Taxes Act except as provided for in its audited accounts nor is Shieldcare bound to make any such distribution.

          10.2 Shieldcare has not paid any capital distribution in respect of its shares.

          10.3 Shieldcare has not made any qualifying distribution which is or may be deemed to be a foreign income dividend under Finance Act 1997.

11.       FRANKED INVESTMENT INCOME

          11.1 Shieldcare has not received and will not receive before Completion any franked investment income.

          11.2 Shieldcare has made no claim under Sections 242 or 243 of the Taxes Act (surplus franked investment income).

12.       CAPITAL ALLOWANCES

          12.1 The book value of each of the assets of Shieldcare in or adopted for the purposes of the Accounts does not exceed the written down value of such asset for the purposes of the Capital Allowances Act 1990.

          12.2 None of the assets for which a capital allowance has been or is capable of being made by Shieldcare has been disposed of or ceased to be used for the purposes of the trade since the Accounts Date otherwise than in the ordinary course of business.

          12.3 No grants or subsidies have been received by Shieldcare in respect of assets on which it has claimed capital allowances.

          12.4 All plant or machinery which is affixed to land or buildings of which Shieldcare is the owner is deemed to belong to Shieldcare by virtue of the provisions of Sections 51-59 (inclusive) of the Capital Allowances Act 1990 (capital allowances for fixtures).

          12.5 Shieldcare has not incurred nor agreed to incur any expenditure to which Part IV of the Capital Allowances Act 1990 applies or could apply.

          12.6 Shieldcare has not incurred or agreed to incur any expenditure to which Section 42 of the Capital Allowances Act applies or could apply.

          12.7 None of the assets, expenditure on which has qualified for a capital allowance under Part I of the Capital Allowances Act 1990, has at any time since such expenditure was incurred been used otherwise than as an industrial building or structure.

          12.8 All necessary conditions for all capital allowances (as defined by Section 832 of the Taxes Act) claimed by Shieldcare or any lessor to Shieldcare of any real property or machinery or plant were at all material times satisfied and remain satisfied and Shieldcare is not liable for any balancing charge or in damages to any such lessor for breach of the said conditions.

          12.9 Shieldcare has notified the Inspector of Taxes of all expenditure qualifying for plant and machinery capital allowances as at the Accounts Date.

          12.10     Shieldcare has no assets which are:-

                    12.10.1   subject to a hire purchase agreement; or

                    12.10.2 leased by Shieldcare, either as lessor or as lessee.

          12.11 Shieldcare has made no short life asset elections under Capital Allowances Act 1990 and has no long life assets to which Capital Allowances Act 1990 Part II Chapter IVA applies.

          12.12 Shieldcare has not been a party to any transfer of assets to which Section 157 or Section 158 Capital Allowances Act 1990 applies.

13.       CORPORATION TAX ON CHARGEABLE GAINS

          13.1 For the purposes of corporation tax on chargeable gains Shieldcare has not disposed of any assets to which

                    Sections 48 and 280 (consideration due after time of disposal) or Section 18(3) (loss on disposal to connected persons) of the TGCA 1992 or Section 19 and Schedule 11, paragraph 2 (assets disposed of in a series of transactions) applies.

          13.2 Shieldcare has not made any claim or election under Section 161 (appropriation of trading stock) or Schedule 2 (elections concerning assets held on 6th April 1965) of the TCGA.

          13.3 Shieldcare has no allowable losses which may not be set off against chargeable gains of Shieldcare generally.

          13.4 The cost of acquisition for the purposes of corporation tax on chargeable gains to Shieldcare of each material asset of Shieldcare is not less than the book value of that asset as provided for in the Accounts.

          13.5 So far as the First Vendor is aware none of the assets of Shieldcare was acquired for a consideration higher than its market value at the time of acquisition.

          13.6 So far as the First Vendor is aware Shieldcare has not disposed of any asset other than at market value and Shieldcare has not disposed of or acquired any assets in circumstances such that the provisions of Sections 17, 51, 125 or 282 TCGA could apply to such disposal or acquisition.

          13.7 No chargeable gain will accrue to Shieldcare on the disposal of any debt owed to Shieldcare for proceeds equal to the value of the debt net of provision in the Accounts and no debt owing to Shieldcare is a chargeable asset within the meaning of Section 251 TCGA.

          13.8 Shieldcare has not acquired any asset otherwise than by way of bargain at arm's length from an unconnected person.

          13.9 There has been no transaction to which any of Sections 126-134, 152, 153, 175 or 247 TCGA (replacement of assets) or Sections 135 and 136 (company reconstructions and amalgamations) TCGA, Section 171 (intra-group transfers) or 139 and 140 (transfer of assets on company reconstruction or amalgamation) TCGA or Section 24 TCGA (deemed disposal) applies.

          13.10 Shieldcare has not at any time within the period of six years ending with Completion, acquired any assets (including in particular land with development value other than trading stock) from any other company which at the time of the acquisition was a member of the same group (as defined in Section 170 TCGA) as Shieldcare.

          13.11 Shieldcare has not taken or omitted to take any action whereby either: Shieldcare is denied the right to the time apportionment basis for computing the chargeable gain on the goodwill of Shieldcare at 6th April 1965 by reason of any election part disposal re-organisation reconstruction or transfer to a close company; or Shieldcare is deprived of the right to make an election to have a chargeable gain on the goodwill of Shieldcare at 6th April 1965 assessed by reference to its value at that date.

          13.12 Shieldcare has not received any capital distributions to which the provisions of Section 189 TGCA could apply (capital distribution of chargeable gains: recovery of tax from shareholder).

          13.13 Shieldcare has not transferred a trade carried on by it outside the United Kingdom through a branch or agency to a company not resident in the United Kingdom in circumstances such that a chargeable gain may be deemed to arise at a date after such transfer under Section 140 TCGA.

          13.14 Shieldcare is not and never has been a member of a group of companies for the purposes of Section 170 TGCA.

          13.15 Shieldcare has made no claim under Section 279 TCGA (assets situated outside the United Kingdom).

          13.16 Shieldcare has made no claim under Section 24 TCGA (assets of negligible value).

          13.17 Shieldcare has made no claim under Sections 23 or 25 TCGA (Compensation and Insurance monies).

          13.18 No loss which might accrue on the disposal by Shieldcare of any shares in, or securities of, a company (group companies) is liable to be reduced by virtue of a deprecatory transaction, as defined in Section 176 TCGA (including a distribution treated as a deprecatory transaction by virtue of Section 177 TCGA (dividend stripping)), effected prior to Completion.

          13.19     Nothing has been done in circumstances such that Sections 29
                    - 34 (inclusive) TCGA (value shifting and deprecatory transactions) has or may or will have effect in relation to a transaction by Shieldcare.

          13.20 Shieldcare has not within the period of six months ending with the date hereof disposed of shares and shares and securities within the prescribed period as defined in
                    Section 106 of TCGA.

          13.21 There has not accrued any gain in respect of which Shieldcare may be liable to corporation tax on chargeable gains by virtue of the provisions of Sections 86 and 87 or
                    Schedule 11, paragraph 18 TCGA.

          13.22 Shieldcare has not made any elections under Section 35 TCGA (Capital Gains Tax re-basing to 1982) and no relevant disposal (within the meaning of the same section) has been made.

          13.23 Shieldcare has not incurred liabilities under Sections 185-187 (inclusive) or Sections 188, 199 or 276 (company migration) TCGA.

          13.24 Shieldcare has not acquired benefits under any policy of assurance other than as original beneficial owner (Section 210 TCGA).

          13.25 Shieldcare either does not own and has not entered into any agreement to acquire an asset which is a wasting asset within the meaning of Section 44 TCGA or has not made any disposals of any such assets.

          13.26 No losses have arisen or will arise on the disposal of any of the assets of Shieldcare which will be restricted by reference to capital allowances or renewals allowances or otherwise under Section 41 TCGA.

          13.27 There have been no disposals or acquisitions of assets by Shieldcare on which rollover or holdover relief under Sections 152, 155, 247 and/or 247A TCGA has applied.

14.       WITHDRAWAL OF TAX RELIEF

          Shieldcare is not taxable on the withdrawal of any form of relief against taxation and there is no information available to the First Vendor from which it appears that Shieldcare may be liable to such withdrawal. For the purposes of this warranty, withdrawal of relief against taxation includes the loss of any relief, allowance or credit or set-off or deduction in computing profits pursuant to any legislation or otherwise for taxation.

15.       TRANSACTIONS IN SHIELDCARE'S SHARE AND LOAN CAPITAL, ETC.

          15.1 Shieldcare has not at any time after 6th April 1965 redeemed repaid or repurchased or agreed to redeem repay or repurchase any of its issued share capital.

          15.2 Shieldcare has not at any time after 6th April 1965 capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description or passed or agreed to pass any resolution to do so.

          15.3      Shieldcare has not converted any securities it has issued.

          15.4 Shieldcare has not granted any options over its shares or any assets owned by it.

          15.5 During the six years prior to the Completion Date Shieldcare has not issued loan capital to a non United Kingdom resident company.

          15.6 No securities issued by Shieldcare and remaining in issue at the date hereof were issued in such circumstances that the interest payable thereon falls to be treated as a distribution under Section 209(2) Taxes Act.

          15.7 Shieldcare has not issued nor does it own any shares to which Section 249 or 251 Taxes Act (stock dividends) could apply.

          15.8 Shieldcare has not been a party to any transaction to which either of Section 213 (Demergers) or Section 219 (Purchase of own shares) of the Taxes Act have been or could be applied.

16.       GROUP INCOME

          Shieldcare is not, nor has it ever been, a member of a group of companies as defined by Section 170 T.C.G.A.

17.       GROUP RELIEF, ETC.

          17.1 Shieldcare is not and has not been a subsidiary and does not have and has not had any subsidiaries and is not and has not been part of any group of companies which would be eligible for relief under the provisions of Section 402 to Section 413, Taxes Act or otherwise.

          17.2 Shieldcare is not and has not been (during the seven years prior to the date hereof) a consortium company or a member of a consortium as defined in the Taxes Act.

18.       UNREMITTABLE OVERSEAS INCOME

          Shieldcare has made no claim under Section 584 of the Taxes Act (unremittable income arising outside the United Kingdom).

19.       CLOSE COMPANY PROVISIONS

          19.1 Shieldcare is a close company as defined by Section 414 of the Taxes Act.

          19.2 Shieldcare has not made any loan advance or payment or given any consideration falling within Sections 419-420 or 422 Taxes Act (loans to participators).

          19.3 Shieldcare has made no payments falling to be treated as distributions under Section 418 Taxes Act (distributions).

          19.4 No sums fall to be apportioned in respect of any accounting period commencing prior to March 31 1989 to any person under
                    Section 423 and Schedule 19 Taxes Act (shortfall etc.) in respect of Shieldcare or any of Shieldcare's Subsidiaries for any accounting period ending on or before the Accounts Date and clearance under paragraph 16 Schedule 19 Taxes Act has been obtained by Shieldcare as to the appropriate level of distributions made by Shieldcare in respect of all accounting periods ending on or within six years prior to the Accounts Date.

          19.5 Shieldcare has not expended or applied any sum liable to be regarded as income available for distribution in respect of any accounting period commencing prior to March 31 1989 pursuant to paragraph 8 Schedule 19 Taxes Act

                    (first business loans etc.) and is not bound (contingently or otherwise) to expend or apply any such sum.

20.       ACCRUED INCOME SCHEME

          Shieldcare has no undisclosed taxation liability in respect of accrued amounts as defined in Section 713 of Taxes Act (transfers of securities with accrued interest).

21.       BUSINESS EXPANSION SCHEME AND ENTERPRISE INVESTMENT SCHEME

          21.1 During the six years prior to Completion Shieldcare has not issued any shares attracting relief under Chapter III of
                    Part VII of Taxes Act.

          21.2 Shieldcare has not entered into any obligations requiring it to be a qualifying company carrying on a qualifying trade within the Finance Act 1981, Finance Act 1985 or Finance Act 1986 or Part VII Chapter III Taxes Act for the purposes of the business start up scheme, the business expansion scheme or the enterprise investment scheme.

22.       VAT

          22.1 Shieldcare is not nor has been for VAT purposes a member of a group of companies and no act or transaction has been effected in consequence whereof Shieldcare is or may be held liable for any tax or VAT chargeable against some other person firm or company.

          22.2 Shieldcare is a registered and taxable person for the purpose of the VATA and has complied with and observed in all respects the terms of all statutory provisions, directions, conditions, notices and agreements with H.M. Customs and Excise relating to VAT.

          22.3 Shieldcare has maintained and obtained accounts, records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT which are complete, correct and up-to-date.

          22.4 Shieldcare is not, nor in the past three years has been, in arrears with any payments or returns or notifications under any statutory provisions, directions, conditions or notices relating to VAT, or liable to any forfeiture or penalty or interest or surcharge or to the operation of any penalty, interest or surcharge provision or received any surcharge or penalty notice.

          22.5 Shieldcare has not been required by H.M. Customs and Excise to give security.

          22.6 Shieldcare is not, and has not agreed to become, an agent, manager or factor for the purposes of section 47 VATA (agents etc.) of any persons who is not resident in the United Kingdom.

          22.7 Shieldcare has not made, and will not make prior to Completion, any supplies that are exempt supplies.

          22.8      Shieldcare has not received a notice under paragraph 2 of
                    Schedule 6 VATA (valuation - special cases) directing that the value of goods supplied by Shieldcare be taken to be their open market value.

          22.9 Shieldcare has not and will not prior to Completion be, treated as having made any supply of goods or services for the purposes of VAT where no supply has in fact been made by Shieldcare.

          22.10 Shieldcare does not use any schemes made under any of the following regulations: Value Added Tax (Supplies by Retailers) Regulations 1972 (special schemes for retailers); Value Added Tax (Cash Accounting) Regulations 1987 (cash accounting scheme); or Value Added Tax (Annual Accounting) Regulations 1988 (annual accounting scheme).

          22.11     Shieldcare is not for the purpose of paragraph 5(5) of
                    Schedule 10, VATA (developers of certain non-residential buildings etc.) the developers of any building or work in respect of which no election has been made under paragraph 2(1) of that Schedule by Shieldcare.

          22.12 Shieldcare holds no interest in any buildings or land in respect of which Shieldcare, or any other person has made an election to waive the exemption to VAT in accordance with the provisions of paragraph 2 of Schedule 10 to the VATA nor is Shieldcare contractually committed (contingently or otherwise) to receive any supply in respect of which such an election has been made.

          22.13 Shieldcare has not received any zero-rated supply in respect of which there could be a charge to VAT at a positive rate under paragraph 1 of Schedule 10 to the VATA.

          22.14 Shieldcare is not a developer in relation to any building or work in circumstances where it could make a self-supply of land or buildings under paragraph 5 of Schedule 10 to the VATA.

          22.15 Shieldcare has not performed any services such as are described in the VAT (self-supply of Construction Services) Order 1989.

          22.16 Shieldcare has made no deduction and taken no credit for input tax in respect of a capital item in relation to which there could be an adjustment under Part VA of the Value Added Tax (General) Regulations 1985.

          22.17 Full details of any claim for bad debts relief under section 36 VATA (bad debts) made by Shieldcare are set out in or annexed to the Disclosure Letter and none is in excess of the allowable amount.

          22.18 Shieldcare is not required to pay amounts on account of VAT under any order made under section 28 VATA (payments on accounts).

          22.19 Shieldcare has acquired no assets in circumstances described in Article 5(1) VAT (Special Provisions) Order 1995 SI1995/1268.

23.       STAMP DUTY

          No claim for exemption from stamp duty has been made under Section 42 of the Finance Act 1930 or Sections 75 or 77 of the Finance Act 1986 or any other statute or extra-statutory concession in respect of the capital or assets of Shieldcare.

24.       INHERITANCE TAX, ETC.

          24.1 Shieldcare is not liable to be assessed to corporation tax on chargeable gains or to capital transfer tax or inheritance tax as donor or donee of any gift or transferor or transferee of value and is at Completion not aware of any circumstances which might give rise to a liability to taxation under the provisions of Part VII of the Inheritance Tax Act 1984; and Shieldcare has not been a party to any transaction operation disposition or transfer which is or may form part of an associated operation or associated operation in relation to a transfer of value within the meaning of Section 268 of the Inheritance Tax Act 1984.

          24.2 No shares in or securities of or assets owned by Shieldcare are or are liable to be subject to any sale, mortgage or charge by virtue of Sections 204, 212, 237 or 238 of the Inheritance Tax Act 1984.

          24.3 Any certificates of discharge from inheritance tax (and/or capital transfer tax) which have been obtained in relation to Shieldcare have been obtained after full disclosure.

25.       FOREIGN MATTERS

          25.1 Shieldcare has not received any foreign loan interest since incorporation of Shieldcare on which double taxation relief could be restricted under Section 798 Taxes Act.

          25.2 Shieldcare has for the six years prior to Completion been resident for taxation purposes in the United Kingdom and is not resident in any other jurisdiction.

          25.3      Shieldcare has no assets situated outside the United
                    Kingdom.

          25.4 Shieldcare has at no time during the six years up to the date hereof claimed relief under Section 788 of Taxes Act (double taxation relief pursuant to a Double Taxation Agreement).

          25.5 Shieldcare up to the date hereof has carried out no operations or transactions which would render it to be liable to taxation in a jurisdiction operating a unitary system of taxation and Shieldcare has no presence in a unitary state.

          25.6 Shieldcare is not and does not hold and has never held an asset which might be considered to be a material interest in a non-qualifying offshore fund as defined in Section 757 of Taxes Act.

          25.7      Shieldcare is not a dual resident Company as defined in
                    Section 404 and Schedule 17 Taxes Act.

          25.8 Shieldcare is not liable to be assessed to tax in respect of income or gains of a non-resident person pursuant to Part VIII Taxes Management Act 1970.

          25.9 Shieldcare is not interested in any controlled foreign company for the purposes of Sections 747-755 and Schedule 29 Taxes Act.

          25.10 Shieldcare does not make any payments of interest, royalties or rents to non-resident persons.

26.       PREMIUMS, LEASES AT UNDERVALUE, ETC.

          Shieldcare has not entered into any transactions or done or permitted to be done anything, in consequence of which any sums received or receivable by Shieldcare, or any payment made or to be made by Shieldcare, is subject to the provisions of Sections 34 to 37 of the Taxes Act (assignment of lease at undervalue) or Section 36 of the Taxes Act (sale with right to reconveyance and similar transactions).

27.       TAX AVOIDANCE

          27.1 Shieldcare has not been and is under no obligation to be a party to or otherwise involved in any transaction to which any of the following provisions could apply:-

                    27.1.1 Section 153 of the Capital Allowances Act 1990 (Capital Allowances - contributions and subsidies);

                    27.1.2 Part XVII, Chapters I, II, III, VI Taxes Act (transactions in securities, transfers of securities, transfers of assets abroad, migration of companies, change in ownership of companies, transactions between associated persons, transactions in land: taxation of capital gains, sales and leasebacks, etc.);

                    27.1.3 Section 75 of the Capital Allowances Act 1990 (Capital Allowances - avoidance);

                    27.1.4 Section 240(11) Taxes Act (set off of advance corporation tax);

                    27.1.5 Sections 395 (leasing contracts and company reconstructions) and 116 (partnerships involving companies - arrangements for transferring relief) Taxes Act;

                    27.1.6 Section 94 Taxes Act (release of obligation to pay debt);

                    27.1.7 Section 42 of the Capital Allowances Act 1990 (Assets leased outside the United Kingdom);

                    27.1.8    Section 125 Taxes Act (annual payments).

          27.2 In particular, but without prejudice to the generality of the foregoing, Shieldcare has not entered into any transaction, or done or omitted to do anything else in consequence of which either (i) any tax advantage obtained by Shieldcare may be cancelled pursuant to Section 703 of the Taxes Act (cancellation of tax advantages from certain transactions in securities) or (ii) in computing the income, profits or losses of Shieldcare for tax purposes, adjustments are liable to be made under the provisions of
                    Section 770 of the Taxes Act (sales and other transactions at undervalue or overvalue).

          27.3 In particular, but without prejudice to the generality of the foregoing, Shieldcare has not entered into any transaction to which Section 786 of the Taxes Act (transactions associated with loans or credit; connected persons) applies or may or will apply.

          27.4 Shieldcare has not been involved in or been party to any transaction, act or omission which could result in any transaction being regarded for any taxation purpose as a fiscal nullity or otherwise as having no consequences or otherwise for any taxation purpose being ignored, disregarded or treated as being of a different nature from its nature when considered apart from any circumstances in which it in fact happened.

28.       MISCELLANEOUS

          28.1 Shieldcare does not carry on and has not carried on business in any partnership (as that term is defined in the Partnership Act 1890) whether managed and controlled in the United Kingdom or elsewhere.

          28.2 Shieldcare has not issued and is not the owner of any qualifying corporate bonds within Section 64 of and Schedule 13 Finance Act 1984.

          28.3 Shieldcare has made no payments to Charity, nor does it operate a charities payroll deduction scheme under Section 202 Taxes Act.

          28.4 Shieldcare is not one to which the provisions of Section 844 and Schedule 30 Taxes Act (Transitional) apply or could apply.

          28.5 Shieldcare does not operate and has not operated a profit-related pay scheme under Part V Chapter III Taxes Act.

          28.6 Shieldcare does not operate and has not operated any unauthorised employee share scheme within the meaning of
                    Part III Chapter II Finance Act 1988.

          28.7 Shieldcare does not operate and has not operated an employee share ownership trust as defined in Section 74 and Schedule 7 Finance Act 1989.

          28.8 Shieldcare does not own and has not acquired any benefit under any policy of insurance, annuity or capital redemption.

          28.9 So far as the First Vendor is aware Shieldcare has not, nor will become, liable to pay or make reimbursements or indemnity in respect of any taxation (or amounts corresponding thereto) in consequence of the failure by any other person to discharge such taxation within any specified period or otherwise, where such taxation relates to a profit, income or gain, transaction, event, omission or circumstances arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Completion.

          28.10 No chargeable gain or profit (or balancing charge in respect of any capital allowances claimed or given) would arise if any assets of Shieldcare were realised for a consideration equal to the amount of the book value thereof and shown or included in the Accounts, disregarding for the purposes of determining any chargeable gain any relief or allowance available other than amounts falling to be deducted under
                    Section 30 TCGA.

          28.11 Shieldcare does not operate and has not operated any approved employee share scheme within the meaning of Section 185 Taxes Act.


                                     PART 3

          LIMITATION OF LIABILITY UNDER WARRANTIES AND THE TAX COVENANT


1.        EFFECT OF THIS PART 3

          This Part 3 shall operate so as to limit the liability of the First Vendor under the Warranties and the Tax Covenant and to qualify the nature of Undisclosed Liabilities.

2.        OPERATIVE PROVISIONS

          2.1 In this Part 3 "Relevant Claim" means a claim in respect of the Warranties or under the Tax Covenant or in respect of any Undisclosed Liabilities.

          2.2 No liability will arise in respect of any Relevant Claim, unless:-

                    2.2.1 written notice containing so far as reasonably practicable specific details of the Relevant Claim (including the event, matter or default giving rise to the claim, the breach that results and the amount claimed) is served on the First Vendor:-

                              2.2.1.1   in respect of a claim under the
                                        Warranties other than those contained in
                                        Part 2 of this Schedule 5 on or before
                                        the Second Relevant Date (as defined in
                                        Clause 6 of the Agreement); or

                              2.2.1.2 in respect of a claim under the Tax Covenant and the Warranties contained in
                                        Part 2 of this Schedule 5 on or before
                                        the seventh anniversary of Completion;

                    2.2.2 the aggregate amount of all Relevant Claims would exceed L150,000 in which event the First
                              Vendor (or, in the case of the Undisclosed
                              Liabilities, the Vendors) shall only be liable for the excess over such figure.

          2.3 The aggregate maximum liability of the First Vendor in respect of all Relevant Claims shall be limited to L3,195,765.

          2.4 The aggregate maximum liability of the Second Vendor in respect of all Relevant Claims shall be limited to the amount deposited in the Second Escrow Account at Completion.

          2.5       No liability will arise in respect of any Relevant Claim:-

                    2.5.1 to the extent that the circumstances giving rise to the same would not have arisen but for some act or omission after Completion by the Purchaser or Shieldcare (otherwise than in the normal course of the Business) which could reasonably have been avoided and which the Purchaser was aware or ought reasonably to have been aware would give rise to a Relevant Claim save where such act or omission is a result of a legally binding obligation of Shieldcare entered into before Completion or is done with the approval of the Vendors;

                    2.5.2 to the extent that it arises or is increased as a result only of:-

                              2.5.2.1 an increase in rates or incidence of Taxation after the date hereof; or

                              2.5.2.2   the passing of any legislation, or
                                        making of any subordinate legislation
                                        with retrospective effect after the date hereof;

                    2.5.3 to the extent that it relates to any loss which is recovered under any policy of insurance effected by Shieldcare, provided however that (subject to the other limitations in the Part 3 of Schedule 5) the Relevant Claim will be increased by an amount equal to any increase in insurance premiums of Shieldcare to the extent that they are directly attributable to any such claim;

                    2.5.4 to the extent that it represents any matter expressly and specifically provided for or expressly and specifically included as a liability in the Accounts or in the Management Accounts;

                    2.5.5 under the Warranties and in relation to Undisclosed Liabilities, to the extent that the matter giving rise to a Relevant Claim has been fully and fairly disclosed in the Disclosure Letter.

          2.6 If the Purchaser or Shieldcare receive, pursuant to this Agreement or the Tax Covenant, an amount from the First Vendor or the Escrow Accounts in respect of any Relevant Claim (a "Relevant Receipt") and the Purchaser or Shieldcare subsequently recovers from a third party a sum which is referable to such Relevant Claim, the Purchaser or Shieldcare and/or any of their subsidiaries (as the case may be) shall as soon as practicable thereafter reimburse the Relevant Receipt net of the reasonable costs of recovery (properly incurred) paid by the Purchaser and/or Shieldcare and/or any of their subsidiaries or their agents or successors in title up to a maximum of the total amount of the Relevant Receipt or, if less, the amount received from such third party.

          2.7       The Purchaser will:-

                    2.7.1 as soon as reasonably practicable notify the First Vendor in writing of any Relevant Claim and of any claim or matters which gives or may give rise to a Relevant Claim and will give a similar notification to the Second Vendor to the extent that such Relevant Claim may give rise to a claim under Clause 6 of the Agreement;

                    2.7.2 take such action as the First Vendor and (in the case of a Relevant Claim under Clause 6 of the Agreement) the Second Vendor may reasonably require to avoid, resist, contest or compromise any Relevant Claim or matter which gives or may give rise to a Relevant Claim (including making claims against third parties, in which event the provisions of paragraph 2.4 shall apply), and where required by the First Vendor, give control of the conduct of any Relevant Claim or matter which may give rise to a Relevant Claim to the First Vendor (provided that such control shall not be required by the First Vendor in relation to any matters which, in the reasonable opinion of the Purchaser, is likely directly or indirectly to affect adversely relations with customers or suppliers of Shieldcare or is likely directly or indirectly to affect adversely relations with H.M. Customs & Excise or the Inland Revenue or any other regulatory body having jurisdiction over Shieldcare or may otherwise adversely affect the goodwill of

                              Shieldcare), and subject in each such case to being fully indemnified and secured first by the First Vendor against all reasonable costs in so doing.

          2.6 No breach on the part of the Purchaser of its obligations under paragraph 2.5.1 or 2.5.2 shall prejudice any claim it may have under the Warranties or the Tax Covenant or in respect of Undisclosed Liabilities, but the amount recoverable pursuant to such claim under the Warranties and the Tax Covenant and in respect of Undisclosed Liabilities shall be limited to the amount which would have been recoverable had the provisions of paragraphs 2.5.1 and 2.5.2 been complied with.

          2.7 Notwithstanding any of the foregoing provisions of this Part 3, none of the limitations contained in this Part 3 shall apply to any Relevant Claim arising out of any fraud, deliberate concealment, fraudulent conduct, conduct involving dishonesty, serious misdeclaration or persistent misdeclaration on the part of Shieldcare or the Vendors or any person acting on his behalf in relation to the matter giving rise to the Relevant Claim.

          2.8 Any amounts paid by the Vendors to the Purchaser pursuant to a Relevant Claim (whether pursuant to this Agreement or under the Tax Covenant) shall be deemed (so far as possible) to be a reimbursement of an equal value of the Consideration received by them for the Shares.

          2.9 The Vendors undertake not to make and undertake that no other person claiming under or through them will make any claim against Shieldcare or any employee of Shieldcare on whom they may have relied before entering into any term of this Agreement or in the preparation of the Disclosure Letter in respect of any claim under this Agreement or any omission from or statement in the Disclosure Letter.

          2.10 Any liability in respect of a Relevant Claim shall be reduced by the amount of any direct or indirect tax benefit accruing to the Purchaser as a result of the matter giving rise to the liability.

          2.11 In determining damages for any breach of the Warranties the Purchaser shall not be required to cause Shieldcare to be wound up or to rely on the limited liability of Shieldcare in mitigation of its loss, but shall be deemed for this purpose to be under a duty to maintain Shieldcare as a going concern and to make good any deficiency in its assets.

          2.12 The Purchaser acknowledges that it is not relying on any warranties or representations from the Vendors except those in this Agreement and documents entered into pursuant to this Agreement.

          2.13 The Warranties and the benefit of the Tax Covenant are personal to the Purchaser, its holding company and any subsidiary of its holding company (as those expressions are defined in the Companies Act 1985) and the benefit of none of them may be assigned or transferred (other that to such persons) without the prior written consent of the First Vendor (which consent the First Vendor shall have an absolute discretion to withhold without giving reasons therefor).